UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to § 240.14a-12
ACCO BRANDS CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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2021 Notice of Annual Meeting of
Stockholders and Proxy Statement

A message from Boris Elisman, Chairman, President and CEO and James A. Buzzard, Lead Independent Director
April 1, 2021
Dear Fellow Stockholder:
We invite you to join the Board of Directors and our management team at the ACCO Brands Corporation 2021 Annual Meeting of Stockholders, which will be held at 9:30 a.m. Central Time on Tuesday, May 18, 2021. The sole purpose of the meeting is to consider the matters described in the following Notice of 2021 Annual Meeting and Proxy Statement.
Due to the continued public health impact of the novel coronavirus outbreak (“COVID-19”) and as part of the precautions we continue to take to protect the health of our employees and directors, as well as our stockholders, the 2021 Annual Meeting will be conducted virtually, via a live audio webcast at www.virtualshareholdermeeting.com/ACCO2021. As such, there will be no physical meeting location. Even though our meeting will be held virtually, stockholders will still have the ability to participate in, hear, and ask questions during our Annual Meeting and vote their shares at the Annual Meeting if they wish.
Twenty-twenty was one of the most challenging years in recent history for our world, industry and company. We began the year full of promise, on the heels of arguably the most successful year in our company’s history. However, beginning in March, when governments implemented broad stay-at-home orders, and shut down schools and non-essential businesses, ACCO Brands, along with thousands of other companies, started to experience a profound deterioration in global demand. Some of it was immediate, in response to office closures, and some delayed, following a weak back-to-school season.
When we wrote to you at this time last year, we mentioned that many in our company were veterans of the Great Recession and were experienced in navigating through difficult economic situations. That experience served us well as we managed through a difficult 2020. In March, while the full economic impact of the pandemic was still unknown, we devised a three-phase plan to protect the business:
•	Phase 1 – immediately implement safety measures to protect our employees consistent with CDC and WHO guidelines; reduce all discretionary spending and freeze hiring.
•
Phase 2 – obtain additional flexibility in our banking covenants to ensure ample liquidity and temporarily reduce structural costs through salary reductions and benefits suspensions. This phase took several weeks to implement due to negotiation and notice periods.

•
Phase 3 – permanently reduce structural costs in the business, while reinstating some of the temporary cost reduction measures. We implemented this phase in the third quarter once the full extent of economic damage from the pandemic was better understood.

Also beginning in March, our Board of Directors began to meet biweekly to oversee enterprise risk resulting from the pandemic, and review business progress and recovery. Those meetings continued throughout the year.
Due to prudent planning and quick response, our company managed the economic ramifications of the pandemic well, and our results were better than many in our industry. While sales declined 15 percent, our cost reduction measures partially offset lower gross profits, and we still delivered $112 million of operating income, $0.65 in earnings per share, and $119 million in operating cash flow. Our results were aided by the strategic shift we’ve been implementing over the last few years, including expansion to e-tail and direct-to-consumer channels, product line diversification to consumer-centric categories, and acquisition of strong brands.

As our business continued to recover, we resumed the strategic transformation of ACCO Brands into a more consumer-focused company and acquired PowerA in December. PowerA is a leader in video gaming accessories such as controllers, power charging stations and headphones. It has been growing at a double-digit rate for several years, and we expect that to continue. This acquisition will fundamentally accelerate the organic growth of our business. PowerA’s business is very similar to our Kensington computer accessories business, but in the video gaming space, and we see an opportunity to leverage the capabilities of these two businesses. With the addition of PowerA, over 50 percent of ACCO Brands sales will come from consumer, school and technology products, which have faster growth and stronger margins than our commercial office products.
While business improved in the second half of 2020, there is still a lot of uncertainty regarding when offices and schools will fully reopen, which will increase demand for many of our products. We continue to adapt our strategy to respond to both challenges and opportunities in the current environment. We are assuming a shift in consumer behavior post-pandemic and are changing product and channel portfolio investments as a result. This includes making larger investments in growing consumer and technology products such as video gaming accessories, wellness products, work, learn, or play from home products, and computer accessories. We are reducing our investments in some commercial office products such as wide-format laminators and large white boards, as we expect demand for such products to remain weak.
Our business benefits from the breadth and balance of our geographic and product portfolio. We are not dependent on any one area for success, and have done a good job partially mitigating channel, customer, and product line declines with growth elsewhere. We are a large, diversified, global company with a strong balance sheet, and we have consistently delivered strong free cash flow. As such, we are positioned well to take advantage of an economic recovery.
It is important that your shares are represented at the meeting, whether or not you plan to attend via the live webcast, and we encourage you to vote your shares prior to the Annual Meeting. You can submit your proxy by using a toll-free telephone number, by mail, or through the Internet. Instructions for using these services are provided on the accompanying proxy card. If you decide to vote your shares using the accompanying proxy card, we urge you to complete, sign, date and return it promptly.
Sincerely,

Boris Elisman	James A. Buzzard
Chairman of the Board,	Lead Independent Director
President and Chief Executive Officer

Forward-Looking Statements
Statements contained in this letter and the accompanying proxy statement, other than statements of historical fact, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, operations, results of operations, liquidity and financial condition, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to us at the time such statements are made. These statements, which are generally identifiable by the use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” and similar expressions, are subject to certain risks and uncertainties, are made as of the date hereof, and we undertake no duty or obligation to update them. Because actual results may differ materially from those suggested or implied by such forward-looking statements, you should not place undue reliance on them when deciding whether to buy, sell or hold the company’s securities.
Our outlook is based on certain assumptions, which we believe to be reasonable under the circumstances. These include, without limitation, assumptions regarding both the near-term and long-term impact of the COVID-19 pandemic on the economy and our business, our customers and the end-users of our products, and other changes in the macro environment; changes in the competitive landscape, including ongoing uncertainties in the traditional office products channels; as well as the impact of fluctuations in foreign currency and acquisitions and the other factors described below.
Among the factors that could cause our actual results to differ materially from our forward-looking statements are: the scope and duration of the COVID-19 pandemic, government actions and other third-party responses to it and the consequences for global and regional economies, uncertainties regarding when the risks of the pandemic will subside and how geographies, distribution channels and consumer behaviors will evolve over time in response to the pandemic, and the adequacy of our cost-savings measures and our other actions to manage the business through this uncertain period; a relatively limited number of large customers account for a significant percentage of our sales; risks associated with shifts in the channels of distribution for our products; issues that influence customer and consumer discretionary spending during periods of economic uncertainty or weakness; risks associated with foreign currency fluctuations; challenges related to the highly competitive business environment in which we operate; our ability to develop and market innovative products that meet consumer demands and to expand into new and adjacent product categories, especially categories that are more consumer-oriented; our ability to successfully expand our business in emerging markets and the exposure to greater financial, operational, regulatory, compliance and other risks in such markets; the continued decline in the use of certain of our products; risks associated with seasonality; the sufficiency of investment returns on pension assets, risks related to actuarial assumptions, changes in government regulations and changes in the unfunded liabilities of a multi-employer pension plan; any impairment of our intangible assets; our ability to secure, protect and maintain our intellectual property rights; our ability to grow profitably through acquisitions; our ability to successfully integrate acquisitions and achieve the financial and other results anticipated at the time of acquisition, including planned synergies; the failure, inadequacy or interruption of our information technology systems or supporting infrastructure; risks associated with a cybersecurity incident or information security breach, including that related to a disclosure of personally identifiable information; risks associated with outsourcing production of certain of our products, information technology systems and other administrative functions; risks associated with changes in the cost or availability of raw materials, labor, transportation and other necessary supplies and services and the cost of finished goods; the bankruptcy or financial instability of our customers and suppliers; product liability claims, recalls or regulatory actions; risks associated with our indebtedness, including limitations imposed by restrictive covenants, our debt service obligations, our ability to comply with financial ratios and tests, and the phase out of the London Interbank Offered Rate; a change in or discontinuance of our stock repurchase program or the payment of dividends; risks associated with the changes to U.S. trade policies and regulations, including increased import tariffs and overall uncertainty surrounding international trade relations; the impact of negative and unexpected tax consequences; the impact of litigation or other legal proceedings; our failure to comply with applicable laws, rules and regulations and self-regulatory requirements, the costs of compliance and the impact of changes in such laws; our ability to attract and retain key employees; the volatility of our stock price; risks associated with circumstances outside our control, including those caused by public health crises, such as the occurrence of contagious diseases like COVID-19, war, terrorism and other geopolitical incidents; and other risks and uncertainties described in “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and in other reports we file with the Securities and Exchange Commission (“SEC”).

NOTICE OF 2021 ANNUAL MEETING AND PROXY STATEMENT
The Annual Meeting of Stockholders of ACCO Brands Corporation (“ACCO Brands” or the “Company”) will be held via a live audio webcast at www.virtualshareholdermeeting.com/ACCO2021 at 9:30 a.m. Central Time on Tuesday, May 18, 2021, for the following purposes:
Item 1:	To elect nine directors identified in this Proxy Statement for a term expiring at the 2022 Annual Meeting;
Item 2:	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021;
Item 3:	To approve, by non-binding advisory vote, the compensation of our named executive officers; and
Item 4:	To transact such other business as may properly come before the meeting or any adjournment or postponement hereof.
We currently are not aware of any other business to be brought before the 2021 Annual Meeting (the “Annual Meeting”). Only holders of record of common stock at the close of business on March 25, 2021 will be entitled to vote at the Annual Meeting or at any adjournment or postponement thereof.
Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet or (3) by mail. For specific instructions, please refer to the accompanying proxy card. If you attend the Annual Meeting via the live audio webcast, you may vote at the meeting which will override any previously submitted proxy.
As in previous years, we are providing access to our proxy materials to our stockholders via the Internet. We will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to holders of our common stock as of the record date on or about April 1, 2021. The Notice describes how you can access our proxy materials, including this Proxy Statement, beginning on or about April 1, 2021.
We also are soliciting voting instructions from participants in the ACCO Brands Corporation 401(k) plan who hold shares of our common stock under the plan. We ask each plan participant to sign, date and return the accompanying voting instruction card or provide voting instructions by telephone or through the Internet as described on the voting instruction card.
By order of the Board of Directors

Pamela R. Schneider
Senior Vice President, General Counsel
and Corporate Secretary
This Proxy Statement and accompanying proxy are first being made available or distributed to our stockholders on or about April 1, 2021.

PROXY STATEMENT - HIGHLIGHTS
This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting.
ACCO Brands Corporation Annual Meeting of Stockholders
Time and Date:	9:30 a.m. Central Time on Tuesday, May 18, 2021
Place:	Live audio webcast at www.virtualshareholdermeeting.com/ACCO2021
Record Date:	March 25, 2021

Proposals to be Voted on and Board Voting Recommendations
Proposals		Board Recommendations	Page No.
Item 1	Election of nine directors	FOR each nominee	11
Item 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2021	FOR	27
Item 3	Approval, by non-binding advisory vote, of the compensation of our named executive officers	FOR	69
Corporate Governance
Board of Directors and Committees
•	Declassified Board of Directors - all directors elected annually
•	Lead Independent Director
•	90% of our directors are independent
•	Fully independent Audit Committee, Compensation and Human Capital Committee and Corporate Governance and Nominating Committee
•	Executive sessions of non-employee directors held at each regularly scheduled quarterly board meeting
•	All directors attended over 85% of Board and committee meetings held in 2020
Stockholder Interests
•	Majority voting standard for election of directors in uncontested elections
•	No rights or “poison pill” plan
•	All directors and executive officers have met or are on track to meet stock ownership guidelines
•	Annual vote to ratify independent auditors
•	Hedging, pledging and short sales of Company stock are prohibited

Executive Compensation
Boris Elisman, Chairman of the Board, President and Chief Executive Officer
Fiscal 2020 - Summary Compensation Table Total $4,456,783
•	Base Salary Earnings - $865,462
•	2020 Annual Incentive Plan Payout - $0
•	2020-2022 Long-Term Incentive Plan Equity Grant - $3,084,313 (represents grant date fair value)
•	Retirement and All Other Compensation - $46,208
•	Discretionary Cash Bonus - $460,800
Compensation Highlights
•	2020 say-on-pay proposal approved by 97.9% of the shares that voted on the proposal
•	Performance metrics aligned with business strategy and stockholder value creation
•	Incentive plan outcomes aligned with business performance
•	81% of CEO target compensation is at-risk based on financial performance measures or stock price appreciation
•	Independent compensation consultant
•	Double-trigger change-in-control provisions in executive severance and equity incentive plans
•	No excise tax gross-up on executive severance plan payments
•	No employment agreements for U.S.-based executive officers
•	Incentive compensation “clawback” policy
•	Annual compensation risk assessment
•	Incentive compensation plan and practices include good corporate governance features such as:
○	One-year minimum vesting with multi-year vesting requirements on equity incentives
○	Dividend equivalents payable only if underlying grant vests
○	No liberal share recycling
○	No stock option repricing, cash buyouts, or discounted stock options
○	No hedging, pledging and short sales of Company stock

VOTING AND PROXIES
Why is ACCO Brands distributing this Proxy Statement?
Our Board of Directors is soliciting proxies for use at the Annual Meeting to be held on Tuesday, May 18, 2021, beginning at 9:30 a.m. Central Time, via a live audio webcast at www.virtualshareholdermeeting.com/ACCO2021. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the Annual Meeting.
What is the purpose of the Annual Meeting?
The purpose of the Annual Meeting is for stockholders to act upon the following matters outlined in the Notice and described in this Proxy Statement: (1) the election of nine directors, (2) the ratification of KPMG LLP as our independent registered public accounting firm for 2021, (3) a non-binding advisory vote on the compensation of our named executive officers, and (4) such other business as may properly come before the meeting or any adjournment or postponement thereof. In addition, management will be available to respond to questions from stockholders.
Why did I receive a Notice in the mail regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we are providing access to our proxy materials via the Internet. The Notice we sent to our stockholders provides instructions on how to access and review this Proxy Statement and our Annual Report online, as well as how to vote online prior to the meeting. Providing proxy materials electronically significantly reduces the printing and mailing costs associated with the distribution of printed copies of our proxy materials to our stockholders.
If you receive a Notice, you will not receive a printed copy of the proxy materials by mail unless you request one. All stockholders have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail on an ongoing basis.
Who is entitled to vote?
Only stockholders who own ACCO Brands common stock of record at the close of business on March 25, 2021 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 95,485,721 shares of common stock outstanding on March 25, 2021.
What is the difference between being a record holder and holding shares in street name?
A record holder holds shares in his or her own name. Shares held in “street name” are shares that are held in the name of a bank, broker or other nominee on a person’s behalf. If the shares you own are held in “street name,” the bank, broker or other nominee will vote your shares according to your instructions. Under the rules of the New York Stock Exchange (“NYSE”), if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares on any “discretionary” items but will not be allowed to vote your shares with respect to any “non-discretionary” items.
Only the ratification of KPMG LLP as our independent registered public accounting firm (Proxy Item 2) is considered to be a discretionary item under the NYSE rules, and your bank, broker or other nominee will be able to vote on that item even if it does not receive voting instructions from you, so long as it holds your shares in its name. The election of directors (Proxy Item 1) and the advisory vote on the compensation of our named executive officers (Proxy Item 3) are non-discretionary items. Therefore, if you hold your shares in “street name,” your bank, broker or other nominee cannot vote your shares with respect to these items unless it receives your voting instructions. Non-discretionary proxy items as to which no voting instructions are received are counted as “broker non-votes.” Broker non-votes are shares that are held in “street name” by a bank, broker or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

How do I vote?
Stockholders of record can vote by telephone or through the Internet by following the instructions printed on the accompanying proxy card or in the Notice or by filling out and returning the accompanying proxy card. Stockholders may also vote at the meeting by following the procedures for voting during the virtual meeting posted at www.virtualshareholdermeeting.com/ACCO2021.
Stockholders who hold shares in “street name” can vote by following the voting instructions in the materials received from their bank, broker or other nominee. The availability of telephone and Internet voting for stockholders who hold shares in “street name” will depend on the voting processes of your bank, broker or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive from your bank, broker or other nominee.
How will my proxy be voted?
Your proxy, when properly signed and returned, or processed by telephone or through the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented at the Annual Meeting other than the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021 and the advisory vote on the compensation of our named executive officers. If any other matter is properly presented at the meeting, the persons named in the enclosed form of proxy will have the authority to vote on such matters at their discretion.
What constitutes a quorum?
The holders of a majority of the issued and outstanding common stock of the Company present either in person or by proxy at the Annual Meeting will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting. If less than a majority of the outstanding shares of common stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.
What if I submit but don’t mark the boxes on my proxy or voting instruction?
If you hold shares in your name and sign and return your proxy, or cast your proxy by telephone or through the Internet, but do not specify how you want your shares to be voted, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. In summary, the Board of Directors recommends a vote:
•	FOR the election of each director nominee (Proxy Item 1);
•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021 (Proxy Item 2); and
•	FOR the approval, on an advisory non-binding basis, of the compensation of our named executive officers (Proxy Item 3).
If you hold shares in “street name,” your bank, broker or other nominee cannot vote your shares on non-discretionary items to be brought for a vote at the Annual Meeting. As a result, if you do not provide instructions on how you want your shares to be voted, your bank, broker or other nominee will not have the authority to vote on any proxy item except Proxy Item 2 (ratification of independent auditors).
How do I attend the Annual Meeting?
Any stockholder of record as of the record date (March 25, 2021) and those who hold a valid proxy from a stockholder of record can attend the Annual Meeting online at www.virtualshareholdermeeting.com/ACCO2021. The live audio webcast will start at 9:30 a.m. CT. You will need your 16-digit control number that is printed on your proxy card, the Notice or on the instructions that accompanied your proxy materials to access the meeting. Instructions on how to attend and participate during the Annual Meeting will be posted at www.virtualshareholdermeeting.com/ACCO2021. We encourage you to access the meeting at least 15 minutes prior to the start time to allow ample time to complete the online check-in process. Stockholders who wish to submit questions may do so during the live audio webcast of the meeting.
Why is the Annual Meeting being held virtually this year?
As a part of our continuing precautions regarding the novel coronavirus (“COVID-19”), we have again decided to hold this year’s Annual Meeting solely online. By conducting our Annual Meeting virtually, we can provide our broad stockholder base with much greater access to attend the meeting while still providing substantially the same opportunities to participate, including the ability to ask questions, as a stockholder would have if he or she attended an in-person meeting.
Will I have an opportunity to submit a question at the Annual Meeting?
Holders as of the record date who attend the Annual Meeting using their 16-digit control number will have the opportunity to submit questions online prior to and during the Annual Meeting. Further guidance on how to submit questions for the Annual Meeting, and our procedures for responding to those questions, will be available on the virtual shareholder meeting log-in page (www.virtualshareholdermeeting.com/ACCO2021).
What if I experience technical difficulties accessing the virtual meeting?
If you encounter any technical difficulties accessing the virtual meeting during check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page. Further information on how to receive assistance for any technical and logistical issues related to accessing the virtual meeting will be available on www.virtualshareholdermeeting.com/ACCO2021 in advance of the meeting.
Can I attend the Annual Meeting if I vote by proxy?
Yes. Attending the meeting via the live audio webcast does not revoke your proxy unless you cast a vote at the meeting.
Please note that attendance at the Annual Meeting is limited to stockholders of record as of the close of business on March 25, 2021, the record date, and to those who hold a valid proxy from a stockholder of record.
How can I revoke my proxy?
You may revoke your proxy at any time before it is actually voted by giving written notice to our Corporate Secretary at the address listed under “Stockholder Communications” below or by delivering a later-dated proxy or voting by telephone or Internet at a later date, which automatically revokes your earlier proxy, either by mail, by telephone or through the Internet, if one of those methods was used for your initial proxy submission. If you attend the Annual Meeting via the live audio webcast, you may vote at the meeting which will override any previously submitted proxy.
Will my vote be public?
No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are only available to the independent Inspector of Election and certain employees who have an obligation to keep your votes secret.
How many votes are needed to elect directors and how will votes be counted?
Each nominee for director will be elected to the Board of Directors (Proxy Item 1) if the votes cast for such nominee’s election exceeds the votes cast against such nominee’s election (with abstentions and broker non-votes not counted as a vote cast for or against that nominee’s election). Please note that if you hold your shares in “street name,” your bank, broker or other nominee will not be permitted to vote your shares on Proxy Item 1 (election of directors) absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your bank, broker or other nominee.

You may vote for or against each of the nominees for the Board of Directors, or you may abstain. If you abstain, your shares will be counted for purposes of establishing a quorum for the meeting, but will have no effect on the election of the nominees.
In accordance with the Company’s Corporate Governance Principles, each director nominee has submitted a contingent, irrevocable resignation that the Board of Directors may accept in the event that the votes cast for the director nominee’s election do not exceed the votes cast against the director nominee’s election (with abstentions not counted as a vote cast either for or against the director nominee’s election). In that situation, the Corporate Governance and Nominating Committee (or a special committee consisting solely of independent directors not subject to a failed vote) would make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether to take other action. For additional information, see “Election of Directors--2021 Board of Director Nominees.”
How many votes are needed to approve the other matters to be voted upon at the Annual Meeting and how will votes be counted?
The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary for the approval of Proxy Items 2 and 3. This means that of the number of shares represented at the meeting and entitled to vote on the matter, a majority of them must be voted for the proposal for it to be approved. Proxies marked as abstentions on Proxy Items 2 and 3 will have the same effect as a vote against the proposal and broker non-votes will have no effect on the vote for the proposal.
With respect to any other matter to be voted upon, you may vote for, against or abstain, with abstentions having the same effect as a vote against the proposal.
Please note that if you hold your shares in “street name,” your bank, broker or other nominee will not be permitted to vote your shares on the advisory vote on the compensation of our named executive officers (Proxy Item 3) absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your bank, broker or other nominee.
What if I participate in the ACCO Brands 401(k) plan?
We also are making this Proxy Statement available to and seeking voting instructions from participants in the ACCO Brands 401(k) plan who hold shares of our common stock under such plan. The trustees of the plan, as record holders of ACCO Brands common stock held in the plan, will vote whole shares attributable to you in accordance with your directions given on your voting instruction card, by telephone or through the Internet. If you hold shares of our common stock under the plan, please complete, sign and return your voting instruction card or provide voting instructions by telephone or through the Internet, as described on the voting instruction card, prior to May 13, 2021. The voting instruction card will serve as instructions to the plan trustees to vote the shares attributable to your interest in the manner you indicate on the card.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
Our Proxy Statement and 2020 Annual Report on Form 10-K are available at: www.proxyvote.com.

ELECTION OF DIRECTORS
(Proxy Item 1)
Our By-laws currently provide that the Board of Directors may consist of not less than nine nor more than thirteen members. Currently, there are ten members serving on our Board of Directors. Hans Michael Norkus is not standing for reelection and will retire at the Annual Meeting following the expiration of his term, and if all nominees are elected, the Board of Directors will consist of nine members immediately following the Annual Meeting. The Board of Directors, upon recommendation from the Corporate Governance and Nominating Committee (the “Governance Committee”), has selected all of the currently serving directors (other than Mr. Norkus) as nominees for election as directors at the Annual Meeting.
Directors are responsible for overseeing the Company’s business consistent with their fiduciary duties to stockholders. The Board of Directors believes that there are general requirements applicable to all directors as well as other skills and experience that should be represented on our Board as a whole, but not necessarily in each director. The Board of Directors and the Governance Committee consider the entirety of the qualifications of directors and director nominees individually, as well as in the broader context of the Board’s overall composition and the Company’s current and future needs.
Qualifications Required for All Directors
In assessing potential directors, including those recommended by stockholders, the Board of Directors and the Governance Committee consider a variety of factors, including the evolving needs of the Board of Directors and the Company as well as other criteria established by the Board of Directors. These include the potential director’s judgment, independence, business and educational background, stature, public service, conflicts of interest, integrity, ethics and ownership of Company stock, as well as his or her level of commitment to stockholder value creation and his or her ability and willingness to devote sufficient time to serve on the Board of Directors and to the affairs of the Company. The Board of Directors and the Governance Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. In accordance with the Company’s Corporate Governance Principles, a director will not be nominated for election to the Board of Directors following his or her 74th birthday unless the full Board, upon the recommendation of the Governance Committee, determines that it is in the best interests of the Company and its stockholders to extend the director’s service for an additional period of time.
Board Diversity
The Board of Directors believes that diversity and inclusion are important considerations in board composition. When considering director qualifications, the Board of Directors and the Governance Committee evaluate the entirety of each director’s credentials, including factors such as diversity of background, experience, skill, age, race, ethnicity and gender. Although the Board of Directors does not have a written diversity policy, the Governance Committee evaluates the current composition of the Board with a view toward having the Board reflect a diverse mix of skills, experiences, backgrounds and opinions. Whenever a vacancy arises on the Board, we seek to identify and consider a diverse slate of potential nominees specifically including women and ethnically and racially diverse individuals. Depending on the current composition of the Board of Directors, the Governance Committee may weigh certain factors, including those relating to diversity, more or less heavily when ultimately selecting a director nominee. Our nine director nominees include two women who currently chair our Audit Committee and our Governance Committee, respectively. Two director nominees have ethnically diverse backgrounds.
Experience, Qualifications and Skills Represented on Our Board of Directors
In addition to the general qualifications highlighted above, in light of the Company’s current needs and its business strategy, our Board of Directors has identified particular expertise, qualifications and skills that are important to be represented on our Board as a whole. The Board of Directors believes it is valuable to have a mix of individuals with expertise as senior executives in the areas of operations, finance, marketing and sales, consumer brands management, human resources, compensation and talent management; individuals with enterprise-level information technology expertise; and individuals with expertise in international market development, corporate strategy, corporate governance and risk management. The Board of Directors also believes it is important that a meaningful number of our directors have operating knowledge of the industry in which the Company operates, general management experience or experience serving as a public company director. As a group, the members of the Board of Directors reflect the diverse mix of skills, experiences, backgrounds, and perspectives that the Board believes is optimal to foster an effective decision-making environment.
2021 Board of Director Nominees
The Board of Directors proposes that each of the nine nominees named and described below be elected for a one-year term expiring at the 2022 annual meeting of stockholders or when his or her respective successor is duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for election.
Our Board of Directors is comprised of individuals who collectively possess the particular experiences we consider important to be represented on our Board of Directors as a whole. The table below highlights the primary reasons each individual was selected as a director nominee relative to our desired criteria for a diverse, well-balanced Board of Directors and the particular expertise, qualifications and skills we believe should be represented on our Board of Directors. Many of our directors have experience and expertise beyond those noted below. The table is intended to highlight the specific, unique characteristics which led to each individual’s selection as a nominee and the collective strength of our Board’s experience and expertise.
	Boris Elisman	James A. Buzzard	Kathleen S. Dvorak	Pradeep Jotwani	Robert J. Keller	Thomas Kroeger	Ron Lombardi	Graciela I. Monteagudo	E. Mark Rajkowski
Director Since	2013	2012	2010	2014	2005	2009	2018	2016	2012
Age	58	66	64	66	67	72	57	54	62
Gender	M	M	F	M	M	M	M	F	M
Ethnically Diverse				✔				✔
Senior Operating Executive Expertise	✔	✔		✔	✔		✔	✔
Senior Financial Executive Expertise			✔				✔		✔
Senior Marketing/Sales Executive Expertise	✔	✔		✔				✔
Senior HR/Compensation/Talent Development Expertise						✔
Consumer Brand/Digital Expertise				✔			✔	✔
Operating Knowledge of Company’s Industry	✔	✔	✔		✔	✔
Public Company Directorship Experience				✔	✔	✔
Enterprise Level Information Technology Expertise	✔		✔				✔		✔
International Market Development Expertise	✔	✔		✔				✔
Corporate Strategy Development Expertise	✔				✔		✔		✔
Corporate Governance Expertise						✔
Risk Management Expertise			✔						✔

Director Nominees
The following paragraphs provide information about each director nominee’s background, including positions held, principal occupation and business experience for the past five years, and the names of other publicly traded companies for which he or she currently serves as a director or has served as a director during the past five years. For information about the number of shares of common stock beneficially owned by each director, see “Certain Information Regarding Security Holders.” There are no family relationships among any of the directors and executive officers of ACCO Brands.
The Board of Directors recommends that you vote FOR the election of all the nominees.
BORIS ELISMAN

Boris Elisman, Chairman of the Board, President and Chief Executive Officer. Mr. Elisman is the Company’s Chairman of the Board, President and Chief Executive Officer. Mr. Elisman was appointed as Chairman of the Board in May 2016. Prior to becoming our President and CEO in March 2013, Mr. Elisman served as President and Chief Operating Officer of the Company from 2010 and was President, ACCO Brands Americas from 2008 to 2010. In 2008, he served as President of the Company’s Global Office Products Group and from 2004 to 2008, he served as President of the Company’s Computer Products Group.

JAMES A. BUZZARD

Mr. Buzzard served as President of MeadWestvaco Corporation, which produced packaging, specialty papers, consumer and office products, and specialty chemicals (“MeadWestvaco”) from 2003 until his retirement in March 2014 and was responsible for global operations, including Packaging, Specialty Chemicals, Technology and Supply Chain. Mr. Buzzard began his career with Westvaco in 1978 and held positions of increasing responsibility over many years, including as Executive Vice President responsible for MeadWestvaco’s Consumer and Office Products Group.

KATHLEEN S. DVORAK

Ms. Dvorak served as Executive Vice President and Chief Financial Officer of Richardson Electronics, Ltd., a global provider of engineered solutions and a leading distributor of electronic components to the electron device marketplace from 2007 until her retirement in August 2015. Previously, she was Senior Vice President and Chief Financial Officer of Essendant Inc. (f/k/a/ United Stationers Inc.), an office products wholesaler and distributor. Ms. Dvorak has a certificate in Cybersecurity Oversight from the National Association of Corporate Directors.

PRADEEP JOTWANI

Mr. Jotwani had a long and successful career at Hewlett-Packard Company (“HP”) serving in a number of different capacities from 1982 to 2007 and again from 2012 until July 2015. Among his responsibilities at HP were founding and serving as President of HP’s Consumer Business and setting up and serving as the Senior Vice President of Printing Supplies. When he retired from Hewlett-Packard in July 2015, he was Senior Vice President, LaserJet and Enterprise Solutions. Between 2010 and 2012, he served as Senior Vice President and Chief Marketing Officer at Eastman Kodak Company. In 2016 and 2017, Mr. Jotwani was a Fellow at the Distinguished Careers Institute at Stanford University.

ROBERT J. KELLER

Mr. Keller served as Chairman of the Board of Directors of the Company from October 2008 until his retirement in May 2016, and as Chief Executive Officer of the Company from October 2008 to March 2013. Prior to joining the Company, Mr. Keller served as President and Chief Executive Officer and as a director of APAC Customer Services, Inc. and served in various capacities at Office Depot, Inc., most recently as its President, Business Services Group.

THOMAS KROEGER

Mr. Kroeger served as President of Spencer Alexander Associates, a provider of management consulting and executive recruiting services, from January 2004 until his retirement in March 2017. Mr. Kroeger previously served as chief human resources officer for each of Invacare Corporation, Office Depot, Inc. and The Sherwin-Williams Company. In each of these positions he was also a member of each company’s executive committee.

RON LOMBARDI

Mr. Lombardi is Chairman, President and Chief Executive Officer of Prestige Consumer Healthcare, Inc. (formerly Prestige Brands Holdings, Inc.), which markets and distributes brand-name consumer healthcare products throughout the United States and in certain international markets. He was elected Chairman of the Board of Prestige Brands in May 2017 and has served as a director and as President and Chief Executive Officer since June 2015. Prior to this role, Mr. Lombardi served as Prestige Brands’ Chief Financial Officer from December 2010 until November 2015.

GRACIELA I. MONTEAGUDO

Ms. Monteagudo served as Chief Executive Officer of LALA U.S., a dairy company focused on manufacturing and selling drinkable yogurts and value-added specialty milks from March 2017 to December 2018. Ms. Monteagudo previously served as Senior Vice President and President, Americas for Mead Johnson Nutrition Company from July 2015 to February 2017 where she was responsible for Mead Johnson’s businesses in North America and Latin America. Between May 2012 and June 2015, Ms. Monteagudo served as Mead Johnson’s Senior Vice President and General Manager, North America and Global Marketing. Prior to that, Ms. Monteagudo served in several capacities for Walmart Mexico, most recently as Senior Vice President and Business Unit Head, Sam’s Club. Ms. Monteagudo has served as director of WD 40 Company since June 2020, and serves on its audit and finance committees. Ms. Monteagudo is a National Association of Corporate Directors (NACD) Board Leadership Fellow.

E. MARK RAJKOWSKI

Mr. Rajkowski served as Senior Vice President and Chief Financial Officer of Xylem Inc., a global water technology company, from March 2016 until his retirement in December 2020. Mr. Rajkowski previously served as Senior Vice President and Chief Financial Officer of MeadWestvaco from 2004 until July 2015. He began his career with PricewaterhouseCoopers LLP in 1981, last serving as the managing partner for the Upstate New York Technology Industry Group, and held financial and operating positions of increasing responsibility at Eastman Kodak Company prior to joining MeadWestvaco.

Each of our director nominees possesses the judgment and business and educational background required, has a proven track record of success in his or her field as well as a reputation for integrity, honesty and adherence to high ethical standards. They each have business acumen, an ability to exercise sound judgment and a commitment of service to our Company, its stockholders and the Board of Directors.
Each of the director nominees has consented to serve a one-year term if elected. If any director nominee should become unavailable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. Additionally, in accordance with the Company’s Corporate Governance Principles, each director nominee has submitted a contingent, irrevocable resignation that the Board may accept in the event that the votes cast for the director nominee’s election do not exceed the votes cast against the director nominee’s election (with abstentions not counted as a vote cast either for or against the director nominee’s election). In that event, the Governance Committee (or a special committee consisting solely of independent directors not subject to a failed vote) would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would then act on this recommendation within 90 days of the date that the election results were certified, and the Company would promptly publicly disclose the Board’s decision.
During 2020, there were twenty-two meetings of the Board of Directors. Due to the COVID-19 pandemic, the Board generally met bi-weekly with executive management beginning in March 2020. During these meetings, management provided an update on the current impact of the pandemic on the Company’s business operations and financial performance, including the health and safety of employees, and reported on the actions being taken in response. Each director attended more than 85% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which such director served. In addition to participation at Board of Directors and committee meetings, our directors discharged their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with our Chairman and CEO and other members of senior management regarding matters of interest and concern to ACCO Brands.

CORPORATE GOVERNANCE
The Board of Directors has adopted Corporate Governance Principles to assist it in the exercise of its responsibility to oversee the performance of the Company’s management for the benefit of the Company’s stockholders and the creation of stockholder value. These principles, along with the charters of the Board of Directors’ committees and other key policies and practices of the Board of Directors, are intended to provide a framework for the governance of the Company.
Director Independence
The Corporate Governance Principles provide that a majority of the members of the Board of Directors, and each member of the Audit Committee, the Compensation and Human Capital Committee (the “Compensation Committee”) and the Governance Committee, must meet certain criteria for independence. Based on the NYSE independence requirements, the Corporate Governance Principles (which are available on our website, www.accobrands.com) set forth certain standards to assist the Board of Directors in determining director independence. The Corporate Governance Principles provide that a director will be considered independent only if the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, the Corporate Governance Principles provide that under no circumstances will a director be considered independent if:
(a)	the director is a current employee of the Company or any of its subsidiaries, or has an immediate family member who is a current executive officer of the Company or any of its subsidiaries;
(b)	the director is a former employee, or any immediate family member is a former executive officer, of the Company or its subsidiaries, until three years after the employment has ended;
(c)
the director (1) is a current partner or employee of the firm that is the Company’s internal or external auditor; (2) has been within the last three years, or has an immediate family member that has been within the last three years, a partner or employee of such firm and worked on the Company’s audit during that time; or (3) has an immediate family member who is currently, or within the last three years has been, an employee of such firm and participates in the audit, assurance or tax compliance (but not tax planning) practice;

(d)
the director or an immediate family member has been within the last three years employed as an executive officer of another company where any of the Company’s present executive officers serves or has served at the same time on that company’s compensation committee;

(e)
in any year, the director or any immediate family member receives, or in any twelve-month period within the last three years has received, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on future service); or

(f)
the director is a current employee, or any immediate family member is a current executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount that exceeds, in any of the last three fiscal years, the greater of $1 million or 2% of the other company’s consolidated gross revenues.

Each currently serving member of the Board of Directors, other than Mr. Elisman, has been affirmatively determined by the Board of Directors to be independent as defined in the Corporate Governance Principles and in accordance with NYSE independence requirements.
Stockholder Communication
The Board of Directors and management encourage communication from our stockholders. Stockholders who wish to communicate with our management should direct their communication to the Chairman or the Office of the Corporate Secretary, Four Corporate Drive, Lake Zurich, Illinois 60047. Stockholders and other interested parties who wish to communicate with the non-employee or independent directors, any individual director or the Lead Independent Director should direct their communication care of the Office of the Corporate Secretary at the address above. The Corporate Secretary will forward to our Lead Independent Director any communications intended for the full Board of Directors, for the non-employee or independent directors as a group, or for the Lead Independent Director. Communications intended for an individual director will be forwarded directly to that director. If multiple communications are received on a similar topic, the Corporate Secretary may, in her discretion, forward only representative correspondence. Any communications that are unrelated to the Company or Board business or that are abusive, inappropriate or in bad taste or present safety, security or privacy concerns may be handled differently.
Annual Meeting Attendance
We do not have a formal policy requiring members of the Board of Directors to attend stockholders’ annual meetings, although all directors are currently expected to attend our live audio webcast. All of the director nominees serving on the Board of Directors at the time of the 2020 annual meeting of stockholders attended the 2020 annual meeting which was also held virtually.
Board of Directors’ Leadership Structure
Chairman and CEO
The Board of Directors regularly evaluates the Company’s leadership structure and whether it is in the best interests of the Company for the positions of Chairman and CEO to be separate or combined. Since May 2016, the role of the Chairman and CEO has been combined under Boris Elisman. The Board continues to believe that having a single leader for the Company conveys unified leadership and direction to our customers, business partners, investors and other stakeholders and sharpens our focus in executing our business strategies and plans. The Board believes that this leadership structure has contributed to our long-term financial success.
Lead Independent Director
We believe that having a Lead Independent Director provides essentially the same benefits as having an independent chairman in terms of access to management and an independent voice with significant input into corporate governance. Mr. Buzzard currently serves as our Lead Independent Director, who presides at meetings of all non-employee directors in executive session. Each regularly scheduled quarterly Board meeting includes a non-employee director executive session. This allows directors to speak candidly on any matter of interest, without the Chairman and CEO, or other members of management, present. The Lead Independent Director works closely with Mr. Elisman in establishing the agenda for each meeting of the Board of Directors and acts as a conduit for contact between Mr. Elisman and the other directors. Together with the chairman of our Compensation Committee, the Lead Independent Director also facilitates the process of evaluating Mr. Elisman’s performance and determining his compensation.
Independent Committee Structure
Further, we view the independent members of our Board of Directors and the four standing Board committees as providing appropriate oversight and further balance to the combined Chairman and CEO role. For additional information regarding the roles and responsibilities of our Audit Committee, Compensation Committee, Governance Committee, and Finance and Planning Committee (the “Finance Committee”), see “Committees.” The Chairman and CEO does not serve on any of our standing committees and, as discussed in more detail below, the entire Board of Directors is actively involved in overseeing our risk management. We believe the independent composition of our principal Board committees, together with the Lead Independent Director, provides balanced leadership and consistent, effective oversight of our management and our Company.
Risk Oversight
Our Board of Directors believes that an effective enterprise risk management program (“ERM”) will identify in a timely manner the material risks we face, and communicate necessary information about those risks to senior management and, as appropriate, to the Board of Directors or its relevant committees. Additionally, our Board of Directors believes an effective ERM will support the implementation of appropriate and responsive risk management strategies, and integrate risk management into our decision-making. Our senior management has primary responsibility for managing enterprise risks as well as the day-to-day risks associated with our business, including strategic, operational, financial, legal, regulatory, technology, environmental, social, geo-political, reputational, and emerging risks.

Our Board is responsible for the oversight of our risk management. Our ERM includes procedures designed to help identify, evaluate, monitor, manage and mitigate the major internal and external risks we are exposed to in our business and to align risk-taking appropriately with our efforts to increase stockholder value. The Board currently oversees our risk management primarily through the Governance Committee, which oversees the ERM procedures established by management and the delegation of specific areas of risk to other Board committees, as well as through the Audit Committee which receives regular reports from the Company’s Vice President of Internal Audit and its General Counsel. Our Board receives regular reports from each Board committee regarding topics discussed at the committee meetings, which include the areas of risk overseen by the committees.
•
Corporate Governance and Nominating Committee: In addition to overseeing our ERM procedures, our Governance Committee also oversees management’s administration of the Company’s corporate social responsibility and environmental sustainability programs, corporate governance policies and practices, including anti-corruption and bribery, and product safety, and periodically reviews the structure of our Board’s committees and charters to ensure appropriate oversight of risk.

•
Audit Committee: Our Audit Committee oversees the financial risks associated with the preparation of the Company’s financial statements and our financial compliance activities, including the adequacy of our internal controls over financial reporting, our disclosure controls and procedures and our information technology general controls. The Audit Committee also oversees management actions and controls related to cyber and data security risks, disaster recovery and business continuity.

•
Finance and Planning Committee: Our Finance Committee assists in monitoring and overseeing financial risks with respect to the Company’s capital structure, investments, use of derivatives and hedging instruments, currency exposure, financial resiliency, and other business and financing plans and policies.

•
Compensation and Human Capital Committee: Our Compensation Committee considers the risks and structure of our executive compensation programs with an eye to providing incentives that appropriately reward executives for growing stockholder value without undue risk taking. It reviews, at least annually, the relationship between the Company’s ERM and corporate strategy and executive compensation and oversees key risks relating to company culture, diversity and inclusion. The Compensation Committee also reviews incentive plan designs to ensure they do not encourage excessive risk taking and they incorporate appropriate risk mitigation features. See “Compensation Discussion and Analysis—Discussion and Analysis—Compensation Risk Assessment.” Oversight of the Company’s succession planning and management development is also handled by the Compensation Committee.

In addition to the activities undertaken by each of the Board committees, the Board as a whole participates in regular discussions among directors and with senior management with respect to several core subjects in which risk oversight is an inherent element, including strategy, operations, finance, mergers and acquisitions and legal compliance matters. Operational and strategic presentations to the Board include consideration of the challenges and risks to our business. At least annually, our Board reviews management’s long-term strategic plans and the risks associated with carrying out these plans.

Committees
The Board of Directors has established an Audit Committee, a Compensation Committee, a Governance Committee and a Finance Committee, each of which operates pursuant to a written charter that is available on our website (www.accobrands.com). The Company also has an Executive Committee that consists of Messrs. Norkus (Chairperson), Elisman, Keller and Buzzard. The Executive Committee has all the power and authority of the Board of Directors except for specific powers that must be exercised by the entire Board of Directors.
Audit Committee
Members	Number of Meetings Last Year

The members of the Audit Committee are Ms. Dvorak (Chairperson), Mr. Lombardi, and Mr. Rajkowski. Each member meets the independence standards of our Corporate Governance Principles and the NYSE and the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member meets the financial literacy requirements of the NYSE and has been determined by the Board of Directors to be “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.
Eleven
Primary Functions

Oversees (1) the integrity of our financial statements and our accounting and financial reporting processes, (2) the independence and qualifications of our independent auditors, (3) the performance of the independent auditors and our internal audit function, and (4) our compliance with legal and regulatory requirements not specifically delegated to other Board committees. As part of its responsibilities, the Audit Committee, among other things:

•
retains and oversees an independent, registered public accounting firm to serve as the Company's independent auditors to audit our financial statements and monitors the independence and performance of our independent auditors;

•	approves the scope of audit work and reviews reports and recommendations of our independent auditors; meets separately with our independent auditors on a quarterly basis;
•	reviews internal audit staffing levels, qualifications and annual expense budgets, and oversees our internal audit function;
•	reviews the annual internal audit plan, summaries of key reports and updates on the results of internal audit work;
•	pre-approves all audit and permissible non-audit services to be provided by our independent auditors in accordance with policies and procedures established and maintained by the Audit Committee;
•
reviews and discusses with management our financial statements and quarterly and annual reports to be filed with the SEC, including any significant issues regarding financial statement presentation and judgments, as well as our earnings announcements and related materials;

•
reviews and discusses with management major issues regarding accounting and auditing principles and practices, significant changes in the Company’s selection or application of accounting principles and the effect of any pending or newly implemented regulatory and accounting initiatives on the Company’s financial statements;

•
reviews and discusses with management the adequacy and effectiveness of our disclosure controls and procedures and our internal control over financial reporting, including any material weaknesses, significant deficiencies or changes in internal controls;

•	discusses with our independent auditors our annual and quarterly financial statements;
•	discusses with management, the internal auditors and the independent auditor, the Company’s policies and procedures governing risk assessment and risk management;
•
oversees management’s policies and procedures related to (i) managing risks associated with the preparation of the Company’s financial statements, (ii) data security risks, including cybersecurity threats and data integrity, (iii) business continuity and disaster recovery, and (iv) financial risk assessment and risk management, and discusses with management the Company’s major financial risk exposures and the steps taken to monitor and control such exposures;

•	establishes and oversees procedures for receiving and responding to concerns regarding accounting, internal control over financial reporting and auditing matters; and
•	reviews and approves (or ratifies where appropriate) certain related-party transactions.

Compensation and Human Capital Committee
Members	Number of Meetings Last Year

The members of the Compensation Committee are Messrs. Jotwani (Chairperson), Kroeger and Norkus and Ms. Monteagudo. Each member meets the independence standards of our Corporate Governance Principles and the NYSE, as well as qualifies as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.
Nine
Primary Functions

Oversees compensation and benefit programs for our executive officers and other members of senior management, with a view towards attracting, motivating, and retaining high-quality leadership and compensating those individuals in a manner that is aligned with stockholders' interests, consistent with competitive practices, commensurate with performance and in compliance with the requirements of appropriate regulatory bodies, as well as the Company's human capital strategies related to its strategic business plans and social responsibility goals. As part of its responsibility, the Compensation Committee, among other things:

•	considers say-on-pay vote outcomes and shareholder engagement feedback on executive compensation;
•	reviews and approves, at least biennially, the compensation peer group used to establish executive pay levels and design practices and assess performance;
•	establishes the Company's compensation philosophy;
•	reviews and approves the use of cash and equity incentives, as well as the metrics used for short- and long-term incentives and the range of performance requirements for each incentive program;
•	annually reviews and recommends to the Board of Directors the compensation of our CEO and evaluates his performance;
•	establishes and approves the compensation for our other executive officers;
•
administers, reviews and exercises the Board of Directors' authority with respect to equity-based, and annual and long-term incentive compensation plans of the Company; determines and approves, or recommends for approval, grants of awards under such plans to executive officers; and delegates, at its discretion, to the CEO the authority to grant equity-based and incentive awards to non-executive employees;

•
exercises the Board of Directors' authority with respect to the oversight and, where applicable, administration of the Company's health and benefit and defined benefit, retirement and supplemental retirement plans, including the Company's 401(k) plan;

•
exercises the Board of Directors' authority with respect to employment, compensation, severance and change-in-control arrangements or agreements with executive officers, and, if applicable, other key employees as it may determine, and oversees management's administration of such agreements or arrangements;

•	oversees the succession planning and management development processes for all executive officers and makes recommendations to the Board of Directors in connection with succession planning for our CEO;
•	oversees and approves the development of human capital strategies in support of the Company's strategic business plan;
•	approves and monitors progress toward the Company's achievement of its social sustainability goals (the “S” in ESG), e.g., pay equity, diversity and inclusion, and employee engagement;
•	assesses risk management with respect to the Company’s executive compensation policies and practices;
•
periodically reviews the incentive compensation recoupment or forfeiture policies applicable to the Company’s executive officers and from time-to-time updates or make recommendations to the Board regarding updates to such policies; and

•	establishes and reviews guidelines requiring our executives and other officers to maintain certain levels of stock ownership in the Company.

Corporate Governance and Nominating Committee
Members	Number of Meetings Last Year

The members of the Governance Committee are Ms. Monteagudo (Chairperson), and Messrs. Jotwani and Kroeger. Each member meets the independence standards of our Corporate Governance Principles and the NYSE.
Eight
Primary Functions

Develops and oversees the Company’s corporate governance policies and provides advice with respect to corporate governance, the rights and interests of stockholders and other stakeholders, and the organization, evaluation and functioning of the Board of Directors and its committees. The Governance Committee also identifies, reviews and recommends qualified candidates for election to the Board of Directors and its committees. As part of its responsibility, the Governance Committee, among other things:

•	annually reviews and, if desirable, recommends changes to the Company’s Corporate Governance Principles;
•	reviews and provides recommendations with respect to the composition and structure of the Board of Directors and the duties, powers, composition and structure of the Board’s committees;
•
establishes and reviews criteria relating to the qualifications, candidacy, service and tenure of directors and the procedures for the consideration of director candidates recommended by the Company’s stockholders;

•	identifies and evaluates potential director candidates and recommends nominees for election or re-election as members of the Board of Directors;
•	establishes and reviews criteria and qualifications for membership on the Board’s committees and recommends directors for membership on such committees;
•	together with our Lead Independent Director, manages the annual performance review process of the Board of Directors and the Board’s committees;
•
annually reviews and, if desirable, makes recommendations regarding both the level and design of compensation arrangements for non-employee directors, and administers the Company’s non-employee director deferred compensation plan;

•	develops, recommends and periodically reviews the non-employee director stock ownership guidelines; and
•	oversees management’s administration of the Company’s ERM, as well as the Company’s corporate social responsibility and environmental sustainability programs.

Finance and Planning Committee
Members	Number of Meetings Last Year

The members of the Finance Committee are Messrs. Rajkowski (Chairperson), Lombardi and Norkus and Ms. Dvorak. Each member meets the independence standards of our Corporate Governance Principles and the NYSE.
Seven
Primary Functions

Assists the Board of Directors in fulfilling its responsibilities to monitor and oversee the Company’s financial affairs with respect to the Company’s capital structure, investments, business and financing plans and policies, as well as financing requirements. The Finance Committee also evaluates specific financial proposals, plans, strategies, transactions and other initiatives. As part of its responsibility, the Finance Committee, among other things:

•
reviews the capital structure and financing requirements of the Company, as well as the Company’s debt ratings and bank credit facility arrangements, and makes recommendations to management concerning the Company’s liquidity needs;

•
reviews and approves the Company’s policies related to use of hedging and derivative instruments, including, among other things, approving any future authorizations for the Company and its subsidiaries to enter into swaps;

•	reviews and makes recommendations to management regarding the annual business plan;
•
reviews and makes recommendations to management on any proposals for equity and debt transactions under consideration, including, but not limited to, issuances, repurchases, redemptions, retirements and recapitalizations;

•
reviews and makes recommendations to management on any strategic actions under consideration, including any proposed acquisitions, divestitures, mergers, strategic alliances, investments or other actions to maintain or enhance stockholder value;

•	reviews and makes recommendations to management regarding the Company’s dividend policy; and
•	annually reviews the funding and investment performance of the Company’s defined benefit, retirement and supplemental retirement plans, including the Company’s 401(k) plan.

Board and Committee Self-Evaluation
The Board recognizes that a thorough, constructive self-evaluation process enhances its effectiveness and is an essential element of good corporate governance. Accordingly, the Governance Committee, together with our Lead Independent Director, oversee an annual self-evaluation process to ensure that the full Board and each of its committees conducts a thorough self-assessment of its performance and solicits feedback for improvement. The Governance Committee reviews and reassesses the format and effectiveness of the evaluation process each year and makes changes when considered necessary or appropriate.
The purpose of the self-evaluation process is to identify ways in which to enhance the effectiveness of the Board’s and committees’ oversight of the company’s business and financial performance and its corporate governance. Feedback on individual director performance is encouraged as part of the process.
As part of the self-evaluation process, each director completes written questionnaires developed by the Governance Committee to provide feedback on the effectiveness of the Board and the committees on which they serve. The Lead Independent Director receives a summary of all responses from the written questionnaires and then has one-on-one discussions at the Board level with each director. Each Committee Chair also receives the summary responses for his or her Committee and may also have individual discussions with committee members. The results of the written questionnaires and the topics generated from the individual conversations with the Lead Independent Director and Committee Chairs are presented to the Board and each committee for discussion in executive session.
Director Nomination Process
In identifying and evaluating director candidates for recommendation as nominees to the Board of Directors, the Governance Committee will determine, among other things, whether there are any evolving needs of the Board of Directors and the Company that require a director with particular expertise, experience or background to fill that need. The Governance Committee may retain a third-party search firm to locate and provide information on candidates that meet the needs of the Board of Directors at that time. The Chairperson of the Governance Committee and some or all of the members of the Governance Committee and the Board will interview potential candidates that are deemed appropriate. If the Governance Committee determines that a potential candidate meets the needs of the Board of Directors, has the qualifications, and meets the standards set forth in the Company’s Corporate Governance Principles and as further described under the headings “Election of Directors—Qualifications Required for All Directors”, and “—Experience, Qualifications and Skills Represented on Our Board of Directors” and “—Board Diversity,” it will recommend to the Board of Directors the nomination of the candidate.
The policy of the Governance Committee is to consider director candidates recommended by stockholders if properly submitted to the Governance Committee. Stockholders wishing to recommend persons for consideration by the Governance Committee as nominees for election to the Board of Directors can do so by writing to the Office of the Corporate Secretary of ACCO Brands Corporation at Four Corporate Drive, Lake Zurich, Illinois 60047. Recommendations must include the proposed nominee’s name, biographical data and qualifications as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Governance Committee will then consider the candidate and the candidate’s qualifications. The Governance Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the reasons for making the nomination and may interview the candidate if the Governance Committee deems the candidate to be appropriate. The Governance Committee may use the services of a third-party search firm to provide additional information about the candidate in determining whether to make a recommendation to the Board of Directors.
The Governance Committee’s nomination process for stockholder-recommended candidates and all other candidates is designed to ensure that the Governance Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established by the Governance Committee under our Corporate Governance Principles. Stockholders seeking to nominate persons for election to our Board of Directors must comply with our procedures for stockholder nominations described under the heading “Submission of Stockholder Proposals and Nominations.”

Compensation Committee Interlocks and Insider Participation
All current members of the Compensation Committee are considered independent under our Corporate Governance Principles.
None of the members of the Compensation Committee nor any other member of the Board of Directors served as an executive officer of another entity for which any of our executive officers served as a director or member of its compensation committee. None of the members of our Compensation Committee has a relationship with us that is required to be disclosed under Item 404 of SEC Regulation S-K.
TRANSACTIONS WITH RELATED PERSONS
The Company recognizes that a transaction or any series of similar transactions between the Company and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter and in accordance with the Company’s Code of Conduct, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal written policy which requires the Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Audit Committee will review any transaction exceeding $120,000 in value in which the Company is, or will be, a participant, and in which any of the Company’s directors or executive officers or any of their immediate family members had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith.

2020 DIRECTOR COMPENSATION
Director compensation is set by the Board of Directors upon a recommendation from the Governance Committee. The key objective of our non-employee directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. In addition, our compensation program is designed to not only attract and retain highly qualified directors, but also to align the interests of our Board with the long-term interests of our stockholders by linking a significant portion of director compensation to common stock performance. The compensation program is also designed to recognize the time commitment, expertise and potential liability associated with active Board membership. We compensate our non-executive directors with a combination of cash and equity-based compensation.
The Governance Committee reviews non-employee director compensation annually and periodically engages the Compensation Committee’s independent consultant to conduct comprehensive reviews, including a review of director compensation of our Peer Group as described in “Compensation Discussion and Analysis—Discussion and Analysis—Peer Group.” The Governance Committee uses the data and advice provided by its independent consultants, along with information from benchmarking studies conducted by the National Association of Corporate Directors and others, in formulating its recommendation to the Board regarding non-employee director compensation.
The following table sets forth the compensation paid to members of our Board of Directors in 2020 (other than Mr. Elisman). Mr. Elisman’s compensation is included in the 2020 Summary Compensation Table since he is a named executive officer of the Company.
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
James A. Buzzard	103,785	77,136	—	180,921
Kathleen S. Dvorak	99,270	77,136	—	176,406
Pradeep Jotwani	94,760	77,136	—	171,896
Robert J. Keller	81,220	77,136	—	158,356
Thomas Kroeger	81,220	77,136	5,000	163,356
Ron Lombardi	81,220	77,136	—	158,356
Graciela I. Monteagudo	90,245	77,136	—	167,381
Hans Michael Norkus	90,245	77,136	—	167,381
E. Mark Rajkowski	90,245	77,136	—	167,381
(1)
The amounts represent the grant date fair value of equity awards determined in accordance with FASB ASC Topic 718. Assumptions used in determining the grant date fair value of these awards are set forth in Note 7 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC. The aggregate number of outstanding stock awards and options held by each director at December 31, 2020 (which excludes any phantom stock units held by a director under our Deferred Compensation Plan for Directors) is set forth in the table below:

Name	Restricted Stock Units (RSUs)	Stock Options
James A. Buzzard	65,684	—
Kathleen S. Dvorak	108,684	—
Pradeep Jotwani	87,480	—
Robert J. Keller	68,617	—
Thomas Kroeger	78,200	—
Ron Lombardi	38,227	—
Graciela I. Monteagudo	53,237	—
Hans Michael Norkus	67,287	—
E. Mark Rajkowski	94,474	—
(2)	For Mr. Kroeger, the amount under “All Other Compensation” represents a matching charitable donation made by the Company on Mr. Kroeger’s behalf. See “—Director Charitable Matching Gift Program.”

Cash Compensation for Non-Employee Directors. Each non-employee director earns a cash retainer of $90,000. There are no separate meeting fees paid. In addition to the annual retainer, committee chairpersons receive additional annual retainers totaling $20,000 for the Audit Committee, $15,000 for the Compensation Committee, and $10,000 for the Governance Committee, Finance Committee and Executive Committee, or any other committees established by the Board of Directors. The Lead Independent Director is paid an additional annual retainer of $25,000. At the onset of the COVID-19 pandemic, the Board approved a temporary reduction in the cash retainer payments paid to non-employee directors which resulted in an overall reduction in the cash retainer received by each non-employee director for 2020.
A non-employee director may elect to defer the cash portion of his or her compensation under our Deferred Compensation Plan for Directors (the “Deferred Plan”). If this option is chosen, the director can have his or her deferral account credited in either or both a phantom fixed income or a phantom stock unit account. The phantom stock unit account would correspond to the value of, and the dividend rights associated with, an equivalent number of shares of the Company’s common stock. Upon the conclusion of service as a director, the balance in a phantom stock unit account or the balance in a phantom fixed income account would be paid to the director in a lump-sum cash distribution. Our obligation to redeem a phantom account is unsecured and is subject to the claims of our general creditors. For the year 2020, none of the directors elected to defer cash compensation. As of December 31, 2020, one director had a balance in the phantom stock unit account under the Deferred Plan and none of our directors had a balance in the phantom fixed income unit account.
Equity-Based Compensation for Non-Employee Directors. Each non-employee director is entitled to receive an annual equity grant either in the form of restricted stock units (“RSUs”) or common stock under the 2019 ACCO Brands Corporation Incentive Plan (including its predecessor plans, the “Incentive Plan”) with a fair market value (as defined in the Incentive Plan) of $105,000. However, for the 2020 equity grant, the total number of shares comprising the equity grant for each non-employee director was reduced by the Board in light of the prevailing stock price on the grant date, which the Board believed was temporarily significantly depressed in light of the COVID-19 pandemic.
Non-employee directors are required to receive their equity grants in the form of deferred RSUs if they have not attained the minimum stock ownership required under the Non-Employee Director Stock Ownership Guidelines. After achieving the minimum stock ownership threshold, directors may elect each year whether to receive an unrestricted stock grant or deferred RSUs under the Deferred Plan. Non-employee directors elected to the Board of Directors other than at an annual meeting receive a pro-rata portion of such amount based on the time between their date of appointment and the date of the next annual stockholders’ meeting.
Under the terms of the Incentive Plan and each individual director’s RSU award agreements, each RSU represents the right to receive one share of our common stock and is fully vested and non-forfeitable on the date of grant. However, the payment of all RSUs to non-employee directors is deferred under the Deferred Plan. The Deferred Plan provides that such awards are payable within 30 days after the conclusion of service as a director. Directors holding deferred RSUs are credited with additional RSUs based on the amount of any dividend that may be paid by the Company.
Non-Employee Director Stock Ownership Guidelines. To further align our non-employee directors’ interest with those of our stockholders, the Company maintains share ownership guidelines which require each non-employee director to maintain ownership in shares of the Company’s common stock equal to five times his or her annual cash retainer within five years of joining our Board of Directors. Shares counting towards ownership targets include shares beneficially owned through a trust, spouse or dependent child, and RSUs.
Director Charitable Matching Gift Program. The Company has established a program under which it will make matching charitable gifts of up to $5,000 annually on behalf of each of its directors. During 2020, one director participated in this program which was suspended in May 2020 as part of the Company’s actions in response to COVID-19.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proxy Item 2)
The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021. During 2020, KPMG served as the Company’s independent registered public accounting firm and also provided certain other services to the Company. The Audit Committee and the Board of Directors recommend that you ratify this appointment. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting:
“RESOLVED, that the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year 2021 is ratified.”
The Audit Committee is responsible for the selection, retention and oversight of the Company’s independent registered public accounting firm. If stockholders do not ratify the appointment of KPMG as the Company’s independent registered accounting firm for 2021, the Audit Committee will reconsider its selection but may, nevertheless, continue to retain KPMG. Even if the selection is ratified, the Audit Committee has the discretion to appoint a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be appropriate.
A member of KPMG is expected to be in attendance during the Annual Meeting to make a statement if he or she desires, and will respond to appropriate questions that may be asked by stockholders.
The Board of Directors recommends that you vote FOR Proxy Item 2.
Report of the Audit Committee
The Audit Committee is composed of directors that are “independent” as defined under the NYSE corporate governance listing standards and Rule 10A-3 of the Exchange Act. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm for 2020, KPMG, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and KPMG the Company’s audited financial statements for the year ended December 31, 2020, and reports on the effectiveness of internal control over financial reporting as of December 31, 2020, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, including a discussion of the reasonableness of significant judgments and clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
The Audit Committee has reviewed and discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has discussed with KPMG the firm’s independence from the Company, including the matters in the written disclosures and letter provided to the Audit Committee by KPMG regarding the firm’s communications with the Audit Committee concerning independence as required by the PCAOB and has considered the compatibility of non-audit services with the auditing firm’s independence.
The Audit Committee discussed with KPMG the overall scope and plans for its integrated audit. The Audit Committee meets with KPMG, with and without management present, to discuss the results of the firm’s examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.
Members of the Audit Committee:
Kathleen Dvorak (Chairperson)
Ronald Lombardi
E. Mark Rajkowski
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.
Audit and Non-Audit Fees
Our independent registered public accounting firm for the 2019 and 2020 fiscal years was KPMG. The following table summarizes the fees paid or payable by the Company to KPMG for services rendered during 2019 and 2020, respectively:
	2019	2020
Audit fees(1)	$3,642,871	$3,700,290
Audit-related fees(2)	$29,267	$45,548
Tax fees(3)	$230,226	$83,630
All other fees(4)	$2,400	$11,359
Total	$3,904,764	$3,840,827
(1)
Audit fees include fees for the audit of our annual financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, the review of the financial information included in our Form 10-Q quarterly reports filed with the SEC, and services performed in connection with statutory audits and regulatory filings or engagements. The audit fees for 2020 increased from 2019 primarily due to PowerA acquisition-related fees, offset by decreases in the statutory audits performed by KPMG for our international legal entities.

(2)
Audit-related fees include professional services related to the performance of the audit and are primarily agreed upon procedures and compliance audits required under various local international regulations.

(3)
Tax fees consist principally of professional services rendered for domestic and international tax compliance work. Tax fees for 2020 decreased from 2019 primarily due to lower indirect sales and use tax compliance services.

(4)	All other fees relate to professional services rendered for the compilation of statutory financial statements for specific international legal entities.
Approval of Audit and Non-Audit Services
All audit and non-audit services provided to the Company by KPMG are approved in advance by the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to approve such services on behalf of the Audit Committee. The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the registered public accounting firm’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above for services provided to the Company under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee pursuant to the Company’s pre-approval policies and procedures.

CERTAIN INFORMATION REGARDING SECURITY HOLDERS
The following table sets forth the beneficial ownership of the Company’s common stock as of March 1, 2021 by the following individuals or entities:
•	each person known to us that owns more than 5% of the outstanding shares of the Company’s common stock;
•	each of our directors and named executive officers; and
•	all directors and executive officers of the Company as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned, subject to applicable community property laws. As of March 1, 2021, 95,039,019 shares of common stock were outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to RSUs or stock options held by that person that vest or are exercisable on or before April 30, 2021 (within 60 days after March 1, 2021) are deemed outstanding.
Beneficial Ownership
Name	Number of Shares	Number of Shares Subject to Options(1)	Number of Shares Subject to RSUs(2)	Total	Percent
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355(3)	8,179,805	—	—	8,179,805	8.6%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746(4)	7,696,357	—	—	7,696,357	8.1%
BlackRock, Inc. 55 East 52nd St New York, NY 10055(5)	7,571,016	—	—	7,571,016	8.0%
Wellington Management Group LLP 280 Congress St. Boston, MA 02210(6)	6,489,427	—	—	6,489,427	6.8%
Invesco Ltd. 1555 Peachtree St NE, Suite 1800 Atlanta, GA 30309(7)	5,344,054	—	—	5,344,054	5.6%
James A. Buzzard	78,458	—	65,684	144,142	*
Kathleen S. Dvorak	18,478	—	108,684	127,162	*
Boris Elisman(8)	1,103,536	746,278	47,039	1,896,853	2.0%
Pradeep Jotwani	—	—	87,480	87,480	*
Robert J. Keller	256,947	—	68,617	325,564	*
Thomas Kroeger(9)	40,008	—	78,200	118,208	*
Ron Lombardi	50,000	—	38,227	88,227	*
Graciela I. Monteagudo	—	—	53,237	53,237	*
Hans Michael Norkus(10)	139,208	—	67,287	206,495	*
E. Mark Rajkowski(11)	58,169	—	94,474	152,643	*
Patrick H. Buchenroth	106,922	102,209	11,505	220,636	*
Neal V. Fenwick(8)(12)	631,501	224,872	16,617	872,990	*
Cezary Monko	31,368	138,029	12,783	182,180	*
Thomas W. Tedford	262,880	279,117	20,452	562,449	*
All directors and executive officers as a group (20 persons)(8)	3,139,536	1,889,063	799,131	5,827,730	6.1%
*	Less than 1%

(1)	Indicates the number of shares of common stock issuable upon the exercise of options exercisable on or before April 30, 2021 (within 60 days after March 1, 2021).
(2)
Indicates the number of shares subject to vested RSUs or RSUs that may vest on or before April 30, 2021 (within 60 days after March 1, 2021). For members of our Board of Directors, these units represent the right to receive one share of common stock upon cessation of service as a director.

(3)
Based solely on a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group. Of these shares, The Vanguard Group does not have sole dispositive or voting power over any of the shares, has shared voting power over 102,695 shares, has sole dispositive power over 7,987,748 shares, and shared dispositive power over 192,057 shares.

(4)
Based solely on a Schedule 13G/A filed with the SEC on February 12, 2021 by Dimensional Fund Advisors LP. Of these shares, Dimensional Fund Advisors LP has sole voting power over 7,437,917 shares and sole dispositive power over all of the shares. Dimensional Fund Advisors LP disclaims beneficial ownership of shares reported as beneficially owned.

(5)
Based solely on a Schedule 13G/A filed with the SEC on January 29, 2021 by BlackRock, Inc., on its own behalf and on behalf of certain affiliates. Of these shares, BlackRock, Inc. has sole voting power over 7,372.954 of the shares and sole dispositive power over all of the shares.

(6)
Based solely on a Schedule 13G/A filed with the SEC on February 3, 2021 by Wellington Management Group LLP on its own behalf and on behalf of certain affiliates. Wellington Management Group LLP does not have sole dispositive or voting power over any of the shares, has shared voting power over 5,776,391 of the shares and has shared dispositive power over all of the shares.

(7)
Based solely on a Schedule 13G filed with the SEC on February 16, 2021 by Invesco Ltd. Of these shares, Invesco Ltd. has sole voting power over 5,338,426 shares and sole dispositive power over all of the shares.

(8)
Includes 7,507, 28,366 and 41,331 shares beneficially owned by Mr. Elisman, Mr. Fenwick and all directors and officers as a group, respectively, through the Company’s 401(k) plan as of January 14, 2021.

(9)	Mr. Kroeger shares voting power and dispositive power over 12,188 shares with his wife, as co-trustees of a family trust.
(10)	Includes 27,361 phantom stock units under the Deferred Plan which will be settled in cash upon cessation of Mr. Norkus’ service as a director.
(11)	Includes 29,537 shares owned by Mr. Rajkowski’s wife.
(12)	Includes 2,500 shares owned by Mr. Fenwick’s wife.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis describes our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under each program, and the considerations in making those decisions in fiscal 2020. In addition, the Compensation Discussion and Analysis focuses on the compensation of the Company’s named executive officers listed below, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in the proxy statement.
The following discussion contains statements regarding future plans, performance targets and/or goals. This information is disclosed in the limited context of the Company compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Executive Summary
Our Named Executive Officers
The following executive officers are the named executive officers whose compensation is discussed and disclosed in this Proxy Statement:
•	Boris Elisman, Chairman of the Board, President and Chief Executive Officer
•	Neal V. Fenwick, Executive Vice President and Chief Financial Officer
•	Thomas W. Tedford, Executive Vice President, President, ACCO Brands North America
•	Cezary Monko, Executive Vice President, President, ACCO Brands Europe, Middle East and Africa
•	Patrick H. Buchenroth, Executive Vice President, President, ACCO Brands International
2020 Financial Performance Overview
Our Business. ACCO Brands designs, markets, and manufactures well-recognized consumer, school, technology and office products. Our widely known brands include AT-A-GLANCE®, Barrilito®, Derwent®, Esselte®, Five Star®, Foroni®, GBC®, Hilroy®, Kensington®, Leitz®, Marbig®, Mead®, NOBO®, PowerA®, Quartet®, Rapid®, Rexel®, Swingline®, Tilibra®, TruSens® and Wilson Jones®. Approximately 75 percent of our sales come from brands that occupy the No. 1 or No. 2 position in the product categories in which we compete. Our top 12 brands represented $1.3 billion of our 2020 net sales. We distribute our products through a wide variety of retail and commercial channels to ensure that our products are readily and conveniently available for purchase by consumers and other end-users, wherever they prefer to shop. These channels include mass retailers, e-tailers, discount, drug/grocery and variety chains; warehouse clubs; hardware and specialty stores; independent office product dealers; office superstores; wholesalers; contract stationers, technology specialty businesses, and our direct-to-consumer channel. Our products are sold primarily in the U.S., Europe, Brazil, Australia, Canada, and Mexico. For the year ended December 31, 2020, approximately 44 percent of our net sales were in the U.S.
We have been strategically transforming our business to be more consumer- and brand-centric, product differentiated, and geographically diverse. We are successfully achieving this transformation through both organic initiatives and acquisitions. Organically, we have grown our Kensington® computer accessories offerings and entered the wellness category with TruSens® branded air purifiers, which we plan to expand over the next few years. ACCO Brands remains a leading supplier of school products, including our top-selling Five Star® line of school notebooks, laminating machines, and stapling and punching products, among others. We have refreshed most of our line of shredders in EMEA over the past three years, improving consumer designs. This refresh includes a new line of personal shredders to capitalize on the work-from-home environment. Shredder sales have remained strong, and we plan to leverage our platforms globally. During 2020, EMEA also launched organization and storage products for home offices under the Leitz® WOW and Leitz® Cosy brands.
Our approach to acquisitions has been focused on consolidation, geographic expansion, and adjacency opportunities that meet our strategic and financial criteria. Strategically, we are focusing on categories or geographies that provide opportunities for growth, leading brands, and channel diversity. We have made five acquisitions over the past five years. These acquisitions have meaningfully expanded our portfolio of well-known brands, enhanced our competitive position from both a product and channel perspective, and added scale to our operations. As a result, our foreign businesses contributed over half of our sales in 2020, up from 43 percent in 2016.
Our leading product category positions provide the scale to invest in marketing and product innovation to drive profitable growth. We now expect to grow in mature markets in consumer, technology, and adjacent categories driven by new product development. We will also continue to grow in emerging markets once the impact of COVID-19 subsides in Latin America and parts of Asia, the Middle East, and Eastern Europe. In all of our markets, we see opportunities for sales growth through share gains, channel and geographic expansion, and product enhancements.
Our 2020 Results. Following the Company’s strongest revenue performance in its history in 2019, the Company expected continued revenue growth in 2020. However, 2020 proved to be a historically challenging year for our Company with the COVID-19 pandemic impacting all segments to varying degrees beginning in March 2020. Our core commercial office and school businesses were heavily impacted by government shutdowns of offices and schools worldwide, and remote working and schooling.
We took swift and decisive actions early in the year to bring our costs in line with the sales decline we were experiencing and, as the longer-term impacts of the pandemic became more apparent, we made structural, longer-term changes in our business that further reduced costs. These cost reduction actions, when combined with normal productivity savings, reduced costs approximately $83 million for the year.
While our overall business was challenged from the impact of the COVID-19 pandemic on businesses and schools, we took advantage of growth opportunities as consumers remained at home. During 2020, we invested in and saw strong sales growth in product lines that focus on working, learning and playing from home, such as our Kensington® computer accessories, TruSens® air purifiers, and Derwent® art supplies. These actions also advanced our strategy to transform our business to be more consumer- and brand-centric, and reduced our reliance on declining channels and commoditized product categories, which were particularly hard hit as a result of the COVID-19 pandemic.
In December 2020, we acquired PowerA, a leader in video gaming accessories, such as controllers, power charging stations and headphones. Video gaming is an attractive consumer growth category. Our participation in this category is expected to meaningfully improve our organic sales growth and profitability and increase our presence in faster growing mass and e-commerce channels. PowerA sales have been growing at a double-digit rate for the past several years and we expect that to continue. We also see opportunities for expansion internationally, particularly in Europe. The acquisition greatly advances our strategic shift toward consumer, school and technology products as more than half of our sales will now come from these product categories, which offer faster growing demand.
For the full year, sales declined 15 percent due to COVID-19 related impacts. EMEA sales performance improved in the second half and sales were down only 8 percent for the year. North America sales were down 15 percent driven by the significant decline in commercial sales. International sales were down 26 percent due to COVID-19 related impacts, especially in Latin America. As a result of lower sales primarily due to COVID-19 impacts, gross profit was down 22.3 percent, and operating income was down 42.7 percent despite a 13.1 percent reduction in operating costs and expenses. In the face of these challenges, we generated $119 million in operating cash flow and used some of that cash to reward our stockholders. During the year, we paid approximately $24 million in dividends and repurchased 2.9 million shares for a net $16 million.
For more information about our business and 2020 results, please see “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020, which can be found at the Investor Relations section of our website at www.accobrands.com.

Impact of 2020 Company Performance on Executive Compensation
2020 Annual Incentive Plan
The COVID-19 pandemic was an extremely rare, unpredictable event that severely impacted the overall Company performance in 2020. By the time of the first government-mandated business closures and the corresponding rapid decline in global economic activity, the Company’s business objectives and incentive targets had already been established, approved, and communicated. After reviewing 2020 performance, and considering the impact of the pandemic on all of the Company’s constituents, the Compensation Committee did not adjust any of the financial performance objectives originally approved for the 2020 Annual Incentive Plan (“AIP”). Nor did the Compensation Committee change the performance payout scale, which was 50-200%, with 0% for below-threshold performance. As a result, only Messrs. Monko and Buchenroth earned 16.2% and 18.0% of a target 2020 AIP award, respectively, with most measures for all of the named executive officers not achieving threshold performance.
Messrs. Elisman and Fenwick were measured on ACCO Brands Adjusted Operating Income (60% weight), ACCO Brands Net Sales (20% weight), and ACCO Brands Working Capital Efficiency (20% weight), none of which achieved threshold performance.
Mr. Tedford was measured on ACCO Brands Adjusted Operating Income (30% weight), North America Adjusted Operating Income (30% weight), North America Net Sales (20% weight), and North America Working Capital Efficiency (20% weight), which also did not achieve threshold performance.
Mr. Monko was measured on ACCO Brands Adjusted Operating Income (30% weight), EMEA Adjusted Operating Income (30% weight), EMEA Net Sales (20% weight), and EMEA Working Capital Efficiency (20% weight). While EMEA Adjusted Operating Income and EMEA Net Sales did not achieve threshold performance, the EMEA Working Capital Efficiency results achieved above threshold but below target performance, driving Mr. Monko’s modest AIP payout.
Mr. Buchenroth was measured on ACCO Brands Adjusted Operating Income (30% weight), International Adjusted Operating Income (30% weight), International Net Sales (20% weight), and International Working Capital Efficiency (20% weight). While International Adjusted Operating Income and International Net Sales did not achieve threshold performance, the weighted International Working Capital Efficiency results achieved above threshold but below target performance, driving Mr. Buchenroth’s modest AIP payout.
For additional information regarding the 2020 AIP, including information regarding the calculation of each of the financial measures, see “Discussion and Analysis—Annual Compensation—Annual Incentive-2020 Targets and --2020 Payouts.”
Long-Term Incentive Plan 2018-2020 Performance Stock Units
Despite the profound impact of the COVID-19 pandemic, the Compensation Committee did not adjust any of the financial performance objectives originally approved for the 2018-2020 Long-Term Incentive Plan (“LTIP”) Performance Stock Unit (“PSU”) awards. As a result, none of the named executive officers received a payout on the 2018-2020 LTIP PSU awards due to performance not achieving threshold. For additional information regarding the 2018-2020 LTIP PSU awards, including information regarding the calculation of each of the financial measures, see “Compensation Discussion and Analysis—Long-Term Incentive Compensation--2018-2020 LTIP PSU Award Payout.”
Executive Officers’ Other Compensation and Benefits
As a result of the COVID-19 pandemic, and with the consultation of the Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), the Compensation Committee implemented the following temporary compensation and benefit changes for our executive officers, including our named executive officers, to mitigate the anticipated significant financial impact of the pandemic on the Company in 2020:
•
Annual Base Salary Merit Increase - For all employees, including executive officers, who were eligible for a 2020 annual base salary merit increase, the Company delayed the increase from April 1 to December 1.

•
Temporary Base Salary Reductions - Each U.S. executive officer’s annual base salary was reduced, for payroll purposes only, for ten weeks during the second quarter of 2020. Mr. Elisman’s annual base salary was reduced by 50% and Messrs. Fenwick’s, Tedford’s and Buchenroth’s annual base salary was reduced by 30%. Mr. Monko’s annual base compensation was also reduced by 30%, for payroll purposes only, during the second quarter of 2020, comprised of a base salary reduction and forfeiture of other earned benefits. In the fourth quarter of 2020, the Compensation Committee approved reimbursement of the reduced wages for all employees, including executive officers, except Mr. Elisman. Mr Elisman’s salary reduction was not reimbursed, which was consistent with the non-reimbursable reduction in cash retainer experienced by all other members of the Company’s Board of Directors.

•
Temporary Suspension of 401(k) Matching Contribution - For U.S. employees, including executive officers, the Compensation Committee suspended the Company matching contribution in the second quarter of 2020 for the balance of the year. The 401(k) matching contribution was reinstated effective January 1, 2021.

Discretionary Bonus Payments
Throughout 2020, the Compensation Committee reviewed with management and Meridian the financial results of the Company and the fact that annual and long-term incentive compensation plans would be severely impacted. The Compensation Committee discussed the use of discretion and monitored how other companies were applying discretion to address fairness in response to the extraordinary circumstances resulting from the pandemic. The Compensation Committee monitored the mitigating actions implemented by management in response throughout the year, including the numerous operational challenges that arose from the pandemic, and the actions taken by management to protect the health and safety of our employees and mitigate the constantly evolving operational challenges caused by the pandemic.
Though the Company had its strongest revenue performance in its history in 2019, in 2020, the Company’s core commercial office and school businesses were heavily impacted by government shutdowns of schools and offices and remote working and learning, requiring executive management to take immediate action to mitigate the financial impact of the deep decline in sales. These actions included temporary cost reductions in the form of furloughs, reduced working hours, salary reductions, delays in merit increases and the curtailment of other benefits, which affected all employees (including executive officers), as well as reductions in discretionary spending and other actions to bring its costs in line with the sales decline it was experiencing. Additionally, once the longer-term impact of the pandemic was better understood, executive management initiated more permanent structural changes in the business which resulted in incremental cost reductions. During this same period, executive management continued to aggressively drive the strategic transformation of the Company’s business toward being more consumer focused by acquiring PowerA, a leader in video gaming accessories, in December 2020, and driving organic sales growth in product categories focused on working and learning from home.
The Compensation Committee also reviewed the actual financial results of the Company, as well as management’s estimate of what the Company’s financial performance might have been had the pandemic not occurred. Management advised the Compensation Committee that based on such estimates, it was likely that the Company would have achieved the performance thresholds set for all three 2020 AIP performance measures (consolidated sales, adjusted operating income and working capital efficiency) had the pandemic not occurred.
As the Company’s sales performance improved throughout the year, and the cost reduction efforts took hold, the Compensation Committee wanted to ensure that all of the Company’s employees shared in the benefit of the improved results. In recognition of management’s swift and decisive actions to mitigate and manage the unprecedented challenges resulting from the COVID-19 pandemic and their success in continuing to drive the strategic transformation of the Company during 2020, the Compensation Committee awarded discretionary cash bonus payments to the named executive officers in amounts that, using the 2020 AIP as a reference point, approximated 40% of their target 2020 AIP opportunity. The discretionary cash bonus awards were approved only after taking actions to fully reimburse all employees (other than Mr. Elisman) for their temporary payroll reductions, implement merit increases and provide for the reinstatement of the Company’s 401(k) contributions in 2021. Discretionary cash bonus awards were also made to other employees and executive officers based upon a nomination process that identified individuals who were significant contributors to the Company’s performance during 2020. The nomination process applied by the Compensation Committee with respect to executive officers was consistent with the process utilized across all levels of AIP eligible employees throughout the organization.
2020 Key Plan and Program Changes for Executive Officer Compensation and Benefits
Based on a comprehensive review of competitive market practices and the recommendations of the Compensation Committee’s independent compensation consultant, Meridian, the Compensation Committee approved the following key plan or program changes for the executive officers, including the named executive officers, to better align with market practice (these changes were approved by the Compensation Committee prior to commencement of the COVID-19 pandemic):
•	Annual Incentive Plan - Increased the maximum award opportunity for superior performance from 150% to 200% payout.
•	Long-Term Incentive Plan Performance Stock Units - Increased the maximum award opportunity for superior performance from 150% to 200% payout commencing with the 2020-2022 LTIP PSU grant.
2020 CEO Pay Decisions and Outcomes
Mr. Elisman’s overall compensation package is reviewed annually by the Compensation Committee and the Board with input from the Compensation Committee’s independent compensation consultant. This review takes into account Mr. Elisman’s overall performance as the Company’s CEO, the overall long- and short-term financial and strategic performance of the Company, and the relative positioning of Mr. Elisman’s total compensation package to the median of the Company’s Peer Group.
2020 Base Salary and Incentive Targets
Mr. Elisman’s 2020 base salary and incentive targets were set in early March 2020, before the COVID-19 pandemic began to impact the Company. In setting Mr. Elisman’s 2020 base salary and incentive targets, the Compensation Committee considered a broad range of factors, including the following:
•
Over the three-year period ended December 31, 2019, despite challenging external headwinds, the Company had consistently improved profitability and generated strong cash flow, which was used to pay down debt, return value to our stockholders through stock buybacks and dividend payments, and make strategic acquisitions.

•	The Company is successfully executing its strategy to transform its business to be more consumer- and brand-centric and geographically diverse.
•
The Company continues to successfully execute an acquisition strategy that vets and identifies relevant target companies, and develops and implements comprehensive integration plans while maintaining responsible levels of debt.

In light of the Company’s performance in a continually challenging and changing environment, and in order to maintain alignment of Mr. Elisman’s compensation with the Peer Group median, the Compensation Committee recommended, and the Board of Directors approved, the following actions related to Mr. Elisman’s 2020 compensation:
•	A 2.1% increase in his base salary to $980,000, originally effective April 1, 2020, but delayed until December 1, 2020 due to the impact of the COVID-19 pandemic on the business;
•	The continuation of his AIP award target at 120% of his base salary; and
•
The grant of a long-term equity award with an aggregate target award grant value of approximately $3,200,000, representing a 6.7% increase over the aggregate target award grant value in the prior year.

After these adjustments, Mr. Elisman’s total compensation package, inclusive of base salary, target annual incentive and target long-term equity compensation, is generally aligned with the median target annual compensation of other CEOs within the Company’s Peer Group. Eighty-one percent (81%) of his total target compensation consists of variable, at-risk pay.

2020 Incentive Payouts
Following the Company’s strongest revenue performance in its history in 2019, the Company expected continued revenue growth in 2020. However, as described more fully above, due to the COVID-19 pandemic, the Company’s consolidated 2020 performance was below 2019 results, with business segment results reflecting overall sales declines and decreased profitability. Mr. Elisman’s annual incentive compensation was negatively impacted as the Company did not achieve threshold performance on any of the three consolidated ACCO Brands’ financial performance measures used to calculate his 2020 AIP award. As a result, Mr. Elisman did not earn a 2020 AIP award payout. Similarly, the Company’s results fell short of achieving threshold performance for all three financial performance measures for the three-year 2018-2020 LTIP PSU performance cycle, which ended December 31, 2020. As a result. Mr. Elisman also did not earn a 2018-2020 LTIP PSU award payout. Nevertheless, in recognition of Mr. Elisman’s leadership throughout 2020 as discussed above under “Discretionary Cash Bonus”, as well as his non-reimbursed base salary reduction, the Board of Directors awarded Mr. Elisman a discretionary cash bonus of $460,800. This amount approximated 40 percent of Mr. Elisman’s target AIP award.
Summary of Key Executive Compensation Practices
The following list highlights the significant executive compensation practices of the Company which the Compensation Committee believes are effective in aligning the interests of our executive officers with those of our stockholders, and are consistent with good corporate governance.
•
At-Will Employment - The Company does not maintain individual employment contracts or individual change-in-control agreements with its executive officers, except for Mr. Monko who is based in Poland where it is common practice for an executive to have an individual employment contract.

•
Peer Group - The Compensation Committee regularly assesses executive officer total rewards and program design against that of the Peer Group; the Peer Group is periodically reviewed and approved by the Compensation Committee.

•
Target Compensation at Peer Group Market Median - The Compensation Committee typically targets each component of compensation at or near the median of our Peer Group taking into account the experience, impact and performance of individual executives. Actual pay may be greater-than or less-than median based upon performance and experience.

•
Pay-for-Performance - A significant portion of each of our executive officer’s compensation is variable and at-risk, with actual amounts paid based on performance; for 2020, 81% of the CEO’s total target compensation was at-risk.

•
Variety of Performance Measures - Our short- and long-term compensation programs use a variety of complementary measures so executive officers do not focus on one measure at the expense of other measures.

•
Award Caps - To encourage executive officers to focus equally on short- and long-term performance goals, target awards in our short- and long-term incentive compensation programs both provide a maximum payout at 200% of target, which is aligned with market norms.

•
Blend of Corporate and Business Segment Performance - Our short- and long-term compensation programs contain financial performance measures that focus on both business segment and company-wide performance.

•
Incentive Payout - Annual Review Relative to Peer Group - The Compensation Committee reviews short- and long-term incentive performance and payouts relative to the performance of our Peer Group companies on an annual basis.

•
Double-Trigger Equity Award Vesting Upon Change-in-Control - No automatic vesting of equity awards upon a change-in-control. Both a change-in-control and an involuntary termination of employment or termination by executive for “good reason” must occur for equity awards to vest.

•
Double-Trigger Change-in-Control Provision in Executive Severance Plan - Both a change-in-control and an involuntary termination of employment or termination by executive for “good reason” must occur to receive cash severance payment in connection with a change-in-control.

•	Change-in-Control Taxes - No excise tax gross-up provision included in the executive severance plan.
•	Minimum Vesting - Full-value equity awards are generally subject to either a three-year service-based vesting or three-year performance-based vesting.
•	Limited Perquisites - The Company provides limited perquisites to its executive officers.
•	Prohibit Stock Option Re-pricing - Re-pricing of underwater stock options is prohibited without stockholder approval.
•
Stock Ownership Guidelines - Stock ownership guidelines for executive officers, including 6x salary for our CEO, include a requirement to retain 50% of net shares received through equity awards until the guidelines are satisfied; the Company does not include unexercised, vested Non-Qualified Stock Options (“NQSOs”), or unearned and unvested PSUs in calculating guideline attainment levels.

•
Clawback or Forfeiture of Incentive Payments Policy - The Company has a policy to recoup incentive compensation paid or payable to executive officers if either the payment was based on financial results that were subsequently restated (regardless of whether the officer was responsible for the restatement), or if the officer engages in willful or intentional misconduct.

•	Prohibition on Hedging and Pledging - Company policy prohibits executive officers and directors from hedging or pledging Company stock.
•	Independent Compensation Committee - The Compensation Committee is comprised entirely of independent members of our Board of Directors.
•	Independent Compensation Consultant - The Compensation Committee engages an independent executive compensation consultant who acts solely at the direction of the Compensation Committee.
•
Tally Sheets Review - The Compensation Committee reviews a total summary of current and historical compensation for our named executive officers to ensure pay is aligned with market, individual performance and Company performance.

The above practices are designed to ensure that the compensation of our executive officers, including our named executive officers, effectively motivates them to deliver results which are aligned with the strategies of the Company and which enhance long-term stockholder value creation.
2020 Advisory Vote on 2019 Executive Compensation
In overseeing our Company’s executive compensation program, the Compensation Committee seeks to provide compensation for our executive officers, including our named executive officers, that is competitive within our industry, with a substantial emphasis on Company performance and stockholder returns. At the 2020 annual meeting of stockholders, 97.9% of the votes cast approved a non-binding, advisory vote on the 2019 compensation of our named executive officers disclosed in our annual proxy statement filed in 2020. The Compensation Committee believes this affirms our stockholders’ support of the Company’s approach to executive compensation, however, the Company will continue to update its executive compensation programs as business and industry conditions change. The Compensation Committee will continue to consider the outcome of our stockholders’ annual advisory votes on executive compensation and other important input from our stockholder engagement efforts when making future compensation decisions for our named executive officers.
Discussion and Analysis
Executive Compensation Philosophy
Our compensation philosophy seeks to align our executive officers’ interests with those of our stockholders by rewarding performance against established goals at both the corporate and business segment level. In order to attract, retain, reward and motivate high-caliber talent and leadership, our program includes components which are aligned with our business strategy for increasing stockholder value. Our total compensation is weighted toward performance-based incentives, which we believe encourage the creation of stockholder value through the achievement of the Company’s revenue growth, profitability improvement, cash flow, net income per share, and working capital utilization goals.

The Compensation Committee seeks to establish total compensation opportunities, and each component of compensation, at approximately the median of compensation paid to similarly situated executives of companies in our Peer Group. The Compensation Committee may set individual compensation higher or lower than the median where individual experience, impact and performance and/or other factors warrant such action. A substantial portion of our executive compensation is at risk. Our pay-for-performance philosophy links management and stockholders’ interests through incentive awards that balance both short- and long-term financial goals and drive achievement of the Company’s business objectives by tying compensation to the accomplishments of those objectives. In addition, a significant portion of our executive compensation is equity based, which incents our executive officers to increase share price thereby directly benefiting our stockholders.
The components of compensation are developed by our Compensation Committee, with advice received from both its independent compensation consultant and our management team, and are set annually to ensure alignment with the Company’s compensation philosophy.
Compensation Components
Annual Compensation
Base Salary - fixed cash compensation based on the Compensation Committee’s assessment of competitive market data, the position, and the incumbent executive officer’s experience, skills, knowledge and performance; provides an appropriate level of financial certainty.

Annual Incentives - variable performance-based cash compensation earned if annual financial objectives established by the Compensation Committee are achieved, with above-target payouts for above-target performance and below-target or no payouts for performance that falls short of established goals.

Long-Term Compensation(1)
Performance Stock Units and/or Performance Cash - equity and/or cash awards that reward the achievement of long-term financial performance goals which contribute to the creation of stockholder value over the long-term, with above-target payouts for above-target performance and below-target or no payouts for performance that falls short of established goals.

Stock Options - equity awards that align management with stockholders’ interest in share price appreciation.
Restricted Stock Units and/or Time-Vested Cash - equity and/or cash awards that encourage retention while aligning management with stockholders’ interests through stock ownership.
Benefits
The Company provides retirement, health and welfare plans that are the same as offered to all other salaried employees in the same geography. In addition, executive officers receive life insurance and long-term disability coverage and some executive officers receive certain limited perquisites.

(1)
The Compensation Committee determines annually the long-term compensation mix based on a variety of factors, such as participant eligibility, share availability under the Company’s Incentive Plan, Peer Group practices, cost and cash flow impact to the Company.

Role of our Compensation and Human Capital Committee
Our Compensation Committee is responsible for establishing, overseeing, and monitoring executive compensation and benefit programs for the Company consistent with our pay-for-performance philosophy, as well as the overall human capital and social responsibility strategies that support the Company’s strategic business plan. This includes the approval and monitoring of progress toward the Company’s achievement of its social sustainability goals related to pay equity, diversity and inclusion, and employee engagement, among other things. At the direction of the Compensation Committee, management prepares presentations of total compensation, “tally sheets,” and other supporting data for the Compensation Committee’s use when considering and determining executive compensation. The “tally sheets” provide a succinct summary of all components of each named executive officer’s compensation so that the Compensation Committee can analyze each component, the aggregate amount of the components and the impact of Company performance on the value of both short- and long-term incentive awards.
The Compensation Committee also annually reviews the total target compensation for the CEO and presents a recommendation to the Board of Directors regarding the CEO’s total cash and long-term equity incentive compensation based on this evaluation. The CEO’s performance and the Compensation Committee’s recommended compensation actions are then discussed with the Board of Directors, which establishes the CEO’s total compensation annually.
For additional information regarding the role of our Compensation Committee, see “Corporate Governance—Committees—Compensation and Human Capital Committee.”
Role of Our Compensation Consultant and Management
The Compensation Committee’s independent compensation consultant provides competitive compensation data, analysis and guidance to the Compensation Committee, which is used when reviewing and designing our overall executive compensation programs. During 2020, Meridian provided guidance and recommendations to the Compensation Committee on executive officer compensation and related governance matters, including consultation regarding the design of our short- and long-term incentive awards and the payment of discretionary bonuses. During 2020, representatives of Meridian attended four of the nine Compensation Committee meetings, including executive sessions without management present.
Our executive management makes recommendations regarding executive compensation matters to the Compensation Committee. Management takes into account the compensation consultant’s advice to the Compensation Committee and uses publicly available compensation and benefits survey data and information when making its recommendations to the Compensation Committee. Management may retain other consultants to provide related competitive data and information to assist management in formulating such recommendations. Management’s recommendations have historically focused on the Company’s broad-based compensation and benefit plans, the structure and performance measures for short- and long-term incentives, and compensation and benefits matters related to the Company’s executive officers. Members of our management team, including our CEO, may be invited to attend all or portions of the Compensation Committee meetings. At these meetings, our CEO provides his recommendations regarding compensation and benefits matters pertaining to our other executive officers. The Compensation Committee has ultimate authority with respect to all compensation actions, plans, and programs for our executive officers, other than our CEO. Recommendations relating to compensation matters pertaining to our CEO, Mr. Elisman, are made by the Compensation Committee and approved by the independent members of our Board of Directors without Mr. Elisman being present.
Independence of Compensation Consultant
The Compensation Committee received a letter from Meridian addressing factors relevant to the SEC and NYSE rules regarding independence and potential conflicts of interest. After considering the information and statement provided by Meridian, as well as other factors and information, no conflicts of interest with respect to Meridian’s advice were identified by the Compensation Committee, and the Compensation Committee concluded Meridian was an independent consultant.

Compensation Risk Assessment
Management and the Compensation Committee conducted a risk assessment of the Company’s employee compensation programs and practices, including our executive compensation programs. The Compensation Committee, with assistance from Meridian, reviewed and discussed with management the results of management’s evaluation of the Company’s compensation programs and practices and concluded that our employee compensation programs are not designed to incentivize or reward excessive risk-taking. As a result, we believe the risks associated with our compensation programs are within the Company’s ability to effectively monitor and manage, and were not reasonably likely to have a material adverse effect on the Company. In its discussion, the Compensation Committee considered the attributes of our 2020 compensation program as summarized in the table below:
•
The total compensation pay mix includes a market-aligned balance of short- and long-term incentive compensation elements where pay is both fixed (base salary) and performance-base (short- and long-term incentives), with sufficient fixed compensation so that employees are not unduly focused on financial performance.

•	The mix of LTIP award types encourage value creation, retention, and stock price appreciation.
•
Financial performance targets for the short- and long-term incentives are the same for executives and employees alike, and include Company-wide performance measures, incentivizing consistent behavior across the Company.

•
Multiple and varied performance measures for each of the short- and long-term incentives encourage executives to focus their efforts on driving balanced performance across the multiple key financial measures.

•	Change-in-control and severance benefits are aligned with market norms.
•	Competitive stock ownership guidelines are in place, requiring long-term ownership of Company stock by executive management.
•	Short- and long-term incentive awards are capped at 200% of target award opportunity.
•	An anti-hedging/anti-pledging policy for all employees and a clawback policy for executive management are in place.
Peer Group
In establishing executive compensation, the Compensation Committee reviews the compensation of our executive officers in relation to the compensation of executives at a group of comparable companies. We refer to that group of companies as our “Peer Group.” The Compensation Committee reviews and approves our Peer Group on a biennial basis. The compensation decisions in 2020 were made with reference to a Peer Group established in 2018 based on the methodology described below.
Given our unique mix of consumer, school, technology and office products, it can be difficult to identify companies whose size, business, industry dynamics and other characteristics are largely similar to those of ACCO Brands. Accordingly, we used the following peer-selection criteria to develop a representative Peer Group for the Company:
•	Type of business - includes companies with the following characteristics:
○	Global operations and manufacturing and/or significant sales in foreign countries
○	Business-to-business sales models in similar markets as the Company
○	Products sold through stores and distributors, specifically excluding chemical, heavy machinery and other non-comparable manufacturers
•	Size of business - includes companies with the following characteristics:
○	Revenue size one-half to three times the size of our revenue
○	Market capitalization one-half to four times the size of our market capitalization
○	Similar number of employees

•	Other companies’ peer companies
○	A Peer Group company is referenced at least two times as a peer company by companies that are in our Peer Group, or the peer company lists our Company as a peer of its company
Companies meeting these criteria generally participate in the same or similar industries, have product distribution models similar to ours, and are companies with which we compete for talented executives. Based on the foregoing criteria, the Compensation Committee approved the following Peer Group, which consisted of 22 companies with median revenue of $1.9 billion (consistent with our Company revenues) as of June 2018:
Armstrong World Industries, Inc.	Knoll, Inc.	Steelcase Inc.
Brady Corporation	Logitech International SA	The Scotts Miracle-Gro Company
Deluxe Corporation	MSA Safety Incorporated	The Toro Company
Helen of Troy Limited	Multi-Color Corporation[1]	Tupperware Brands Corporation
Herman Miller, Inc.	Pitney Bowes Inc.	UniFirst Corporation
HNI Corporation	Plantronics, Inc.	VeriFone Systems, Inc.
Interface, Inc.	Snap-on Incorporated	Zebra Technology Corporation
Kimball International, Inc.
1	Multi-Color Corporation was acquired in 2019.
For Mr. Elisman’s 2020 compensation review, the total compensation market data from the Peer Group was used to evaluate his pay against the market median of reported total compensation using 2018 proxy data, appropriately aged, for the CEO position at the Peer Group companies. For the other named executive officers, market median total compensation data for like positions from the Peer Group 2018 proxy data was supplemented with market median total compensation data from the Aon Total Compensation Database for companies with revenue of approximately $2.0 billion, appropriately aged.
Executive Total Compensation and Compensation Mix
The Compensation Committee believes that linking pay and performance contributes to the creation of stockholder value. Annually, the Compensation Committee reviews actual short- and long-term incentive payouts relative to the performance of our Peer Group companies. For the pay-and-performance link to be effective, experienced high-performing individuals who have proven to be strong contributors to the Company’s performance should be rewarded with total compensation that falls at approximately the median of total compensation paid to similarly situated executives of the companies in our Peer Group. The Compensation Committee may exercise discretion in consideration of additional factors such as individual performance, experience level, future potential and specific job assignment of the executive, pay equity, market conditions and the Company’s recent performance.
A substantial portion of executive compensation is at risk. Accordingly, our executive compensation components are weighted toward incentives which we believe encourage the creation of stockholder value through the achievement of the Company’s or specific business segment’s revenue growth, profitability improvement, cash flow, net income per share, and working capital efficiency goals, as well as share price appreciation. Though the Compensation Committee has not pre-established any relative weightings among the various compensation components, the Compensation Committee targets the market median of the Peer Group for each compensation component as well as at the overall total compensation of all components combined. The Compensation Committee reviews the base salary and short- and long-term incentive compensation mix for executive officers at least annually to ensure alignment with the Company’s executive compensation philosophy.
In considering 2020 total compensation adjustments for the named executive officers other than the CEO, the Compensation Committee used performance assessments by our CEO, and the compensation information of the Peer Group and the Aon Total Compensation Database. In the case of Mr. Elisman, the Compensation Committee and the Board of Directors used their performance assessment of Mr. Elisman and Peer Group compensation information. On a total compensation basis, following 2020 compensation adjustments, Mr. Elisman’s 2020 total compensation was aligned with the median of CEOs in our Peer

Group. The total compensation of each of our named executive officers, other than Mr. Elisman, was slightly above median following their 2020 compensation actions, which was partially mitigated on an annual basis following the eight-month delay in 2020 merit pay adjustments.
The following graphs show the CEO’s and the other named executive officers’ 2020 pay mix at total target compensation (i.e., base salary, target annual incentive and target long-term incentive). Each compensation component is described in further detail below. For our CEO, at least 81% of his total target compensation was variable and at risk, and for the other named executive officers as a group, 68% of their average total target compensation was variable and at risk.

Annual Compensation
In establishing annual compensation, the Compensation Committee reviewed the relevant Peer Group base salary and annual incentive compensation data for each of the named executive officers and other relevant factors that are described below.
Base Salaries
In March 2020, the following base salaries for the named executive officers were approved, with the effective date ultimately postponed to December 1, 2020, as part of the Company’s actions at the onset of the COVID-19 pandemic to reduce cost:
Name	Prior Base Salary ($)	New Base Salary ($)	% Change
Boris Elisman	960,000	980,000	2.1
Neal V. Fenwick	557,291	568,437	2.0
Thomas W. Tedford	557,291	571,224	2.5
Cezary Monko[1]	538,351	554,502	3.0
Patrick H. Buchenroth	470,046	479,446	2.0
1
The prior base salary for all named executive officers was in effect on January 1, 2020. Mr. Monko’s prior base salary of 2,093,937 Polish Zloty and new base salary of 2,156,755 Polish Zloty are shown in U.S. dollars, converted from Polish Zloty using the 2020 average conversion rate of 0.2571.

Following his 2020 base salary adjustment, Mr. Elisman’s 2020 base salary was aligned with the median base salary of CEO positions at the Peer Group companies. The 2020 base salaries for our other named executive officers, as a group, were above the median base salaries of comparable positions using the compensation data of the Peer Group and Aon Total Compensation Database. As a result of base salary compensation being at or above the median, all named executive officers received base salary increases at or lower than the Company overall merit budget of 3%, which is based on the global merit increase market average of 3%.
In the second quarter of 2020, the Compensation Committee approved a temporary reduction to the annual base salary, for payroll purposes only, of the executive officers, including the named executive officers, as a result of the COVID-19 pandemic’s impact on the business. Mr. Elisman’s annual base salary was reduced by 50% and each of Messrs. Fenwick’s, Tedford’s and Buchenroth’s annual base salary was reduced by 30% for five bi-weekly paychecks and Mr. Monko’s annual base salary was reduced by 30%, comprised of base salary reduction and forfeiture of other earned benefits, for three monthly paychecks.
In the fourth quarter of 2020, the Compensation Committee approved reimbursement of the reduced wages and/or reinstatement of forfeited earned benefits for all executive officers, including the named executive officers, except Mr. Elisman. Mr. Elisman’s salary reduction was not reimbursed, which was consistent with the non-reimbursable reduction in cash retainers experienced by all other members of the Board of Directors. For Mr. Elisman, this resulted in payroll base salary earnings of $96,000 less than he would have otherwise been paid in 2020.
Annual Incentive - 2020 Targets
The table below summarizes the 2020 AIP target and maximum award opportunities, the performance measures and the performance measure weightings for the 2020 AIP awards for each of our named executive officers, which vary depending upon leadership responsibilities:
Name	Target AIP as % of Salary (100% of Target)	Maximum AIP as % of Salary (200% of Target)	Target AIP Award Opportunity ($)	ACCO Brands Adjusted Operating Income Weight %	ACCO Brands Working Capital Efficiency Weight %	ACCO Brands Net Sales Weight %	Business Segment Adjusted Operating Income Weight %	Business Segment Working Capital Efficiency Weight %	Business Segment Net Sales Weight %
Boris Elisman[1]	120	240	1,038,554	60	20	20
Neal V. Fenwick	75	150	418,579	60	20	20
Thomas W. Tedford	75	150	418,732	30			30	20	20
Cezary Monko[2]	75	150	404,774	30			30	20	20
Patrick H. Buchenroth	75	150	353,058	30			30	20	20
1	The target AIP award opportunity for Mr. Elisman is lower as a result in the reduction to his annual base salary in 2020, which reduced his target AIP eligible base earnings by $96,000.
2	The target AIP award opportunity for Mr. Monko is shown in U.S. dollars, converted from Polish Zloty using the 2020 average conversion rate of 0.2571.
The 2020 annual incentive target opportunity as a percentage of base salary for all of the named executive officers other than Mr. Elisman increased 5 percentage points to 75%. Mr. Elisman’s target annual incentive opportunity of 120% of base salary is slightly above the median target annual incentive opportunity of CEO positions in our Peer Group. The target annual incentive award opportunity percent for our other named executive officers, as a group, was aligned with the median target annual incentive opportunity of comparable positions using the compensation data of the Peer Group and the Aon Total Compensation Database. In addition, the maximum award payout was increased to 200%, from 150%, effective January 1, 2020 to align with market practice for maximum short-term incentive award opportunities.
The Compensation Committee, in consultation with management and Meridian, considered a variety of measures and performance goals when designing the 2020 AIP. The Compensation Committee determined that executive officers would be measured against the same three financial performance goals used in recent years, which are adjusted operating income, net sales, and working capital efficiency. The Compensation Committee believes that adjusted operating income, with the highest AIP weight (60%), focuses executive officers on Company profitability, and that net sales and working capital efficiency, each weighted equally at 20%, focuses executive officers on short-term revenue opportunities balanced with efficiency to increase free cash flow. The Compensation Committee also considered the number of incentive measures, with three measures determined as an appropriate number of measures to allow executive officers to focus attention on business initiatives that build and sustain foundational growth. While net sales is a financial performance measure that is in both the short-term and the long-term incentive plans, the Compensation Committee believes using this measure in both plans focuses management on near-term and long-term sales growth, both of which are critical to the Company’s long-term success.
In developing the 2020 AIP design, and following the close of the 2019 performance year, the Compensation Committee received input and market data reflecting that the 2019 AIP award payouts were lower than anticipated following a record year for Company revenue. Market data from the Compensation Committee’s independent consultant indicated that the payout ranges for two of the three AIP measures, net sales and adjusted operating income, were more narrow than Peer Group payout ranges. As a result, the 2020 AIP award performance ranges were widened as a percent of target performance which, if attained, would result in AIP award payouts that correlate more closely with the market for similar threshold or maximum annual incentive performance.
For the 2020 AIP, the three financial performance measures, defined below, are measured at budgeted currency rates, which are different than actual rates, to remove the impact of year-to-year currency fluctuations which are outside of the control of management.
2020 AIP Financial Performance Measures	Definition	Rationale for Measure
ACCO Brands Adjusted Operating Income
Operating income as reported in accordance with U.S. GAAP, adjusted to exclude certain one-time and non-comparable items primarily associated with transaction and integration related expenses, restructuring charges, and incentive compensation expense.
Focuses executive officers on Company profitability aligned with stockholder returns.
ACCO Brands Net Sales	Revenue calculated in accordance with U.S. GAAP.	Focuses executive officers on short-term revenue growth.
ACCO Brands Working Capital Efficiency	Working capital productivity over a twelve-month period of time, expressed as a percentage of sales.	Focuses executive officers on working capital efficiency to increase cash flow.
All of our named executive officers had 60% of their 2020 target AIP opportunity determined by ACCO Brands’ adjusted operating income or a combination of ACCO Brands’ adjusted operating income and business segment operating income. The heavier weighting on adjusted operating income continues to be in line with the Company’s strategy to continually improve profitability. For 2020, the AIP award opportunity for each financial performance measure ranged from a threshold of 50% to a maximum of 200% of target, with 0% payout for below-threshold performance.
Annual Incentive - 2020 Payouts
The COVID-19 pandemic was an extremely rare, unpredictable event that severely impacted the overall Company performance in 2020. By the time of the first government-mandated business closures and the corresponding rapid decline in global economic activity, the Company’s business objectives and incentive targets had already been established, approved, and communicated. After reviewing 2020 performance and considering the impact of the pandemic on all of the Company’s constituents, the Compensation Committee did not adjust any of the financial performance objectives originally approved for the 2020 AIP. As a result, only Messrs. Monko and Buchenroth earned 16.2% and 18.0% of a target 2020 AIP award, respectively, with most measures for all of the named executive officers not achieving threshold performance.
Messrs. Elisman and Fenwick were measured on ACCO Brands Adjusted Operating Income (60% weight with target performance of $225.6 million), ACCO Brands Net Sales (20% weight with target performance of $1,978.3 million), and ACCO Brands Working Capital Efficiency (20% weight with target performance of 22.75%), none of which achieved threshold performance.
Mr. Tedford was measured on ACCO Brands Adjusted Operating Income (30% weight), North America Adjusted Operating Income (30% weight with target performance of $151.3 million), North America Net Sales (20% weight with target performance of $958.4 million), and North America Working Capital Efficiency (20% weight; 15% U.S. with target performance of 18.4% and 5% Canada with target performance of 21.7%), which also did not achieve threshold performance.
Mr. Monko was measured on ACCO Brands Adjusted Operating Income (30% weight), EMEA Adjusted Operating Income (30% weight with target performance of $65.7 million), EMEA Net Sales (20% weight with target performance of $566.4 million), and EMEA Working Capital Efficiency (20% weight with target performance of 12.7%). While EMEA Adjusted Operating Income and EMEA Net Sales did not achieve threshold performance, the EMEA Working Capital Efficiency results achieved above threshold but below target performance, driving Mr. Monko’s modest AIP payout.
Mr. Buchenroth was measured on ACCO Brands Adjusted Operating Income (30% weight), International Adjusted Operating Income (30% weight with target performance of $58.4 million), International Net Sales (20% weight with target performance of $453.6 million), and International Working Capital Efficiency (20% weight, with a weighted target performance of 41.2%). While International Adjusted Operating Income and International Net Sales did not achieve threshold performance, the weighted International Working Capital Efficiency results achieved above threshold but below target performance, driving Mr. Buchenroth’s modest AIP payout.
The payout outcomes for the 2020 AIP for our named executive officers are indicated in the table below:
Name	Target AIP Award Opportunity ($)	Actual AIP Award ($)	AIP Award as % of Target Award	AIP Award as % of Base Salary
Boris Elisman	1,038,554	—	—%	—%
Neal V. Fenwick	418,579	—	—%	—%
Thomas W. Tedford	418,732	—	—%	—%
Cezary Monko[1]	404,774	65,573	16.2%	12.1%
Patrick H. Buchenroth	353,058	63,550	18.0%	13.5%
1	Mr. Monko’s AIP award amount is reflected in U.S. dollars converted from Polish Zloty using the 2020 average conversion rate of 0.2571.
Discretionary Cash Bonus
As more fully described above in “Executive Summary—Discretionary Bonus Payments,” in recognition of their swift and decisive actions to mitigate and manage the unprecedented challenges resulting from the COVID-19 pandemic and their success in continuing to drive the strategic transformation of the Company during 2020, the Compensation Committee awarded discretionary cash bonus awards to the named executive officers in amounts that, using the 2020 AIP as a reference point, approximated 40% of their target 2020 AIP opportunity. The discretionary cash bonus amounts for our named executive officers are indicated in the table below:
Name	Discretionary Cash Bonus ($)
Boris Elisman	460,800
Neal V. Fenwick	167,200
Thomas W. Tedford	167,200
Cezary Monko[1]	161,510
Patrick H. Buchenroth	141,100
1	Mr. Monko’s discretionary cash bonus is reflected in U.S. dollars converted from Polish Zloty using the 2020 average conversion rate of 0.2571.
Long-Term Incentive Compensation
Pursuant to the Incentive Plan, the Company may use a variety of long-term incentive awards, such as NQSOs, RSUs, PSUs, Performance Cash and Time-Vested Cash. The Compensation Committee determines annually the long-term compensation mix based on a variety of factors, such as our business strategy, marketplace trends, retention needs, participant eligibility, share availability under the Incentive Plan, Peer Group practices, cost and cash flow impact to the Company.
2020 LTIP Awards
Mr. Elisman’s 2020 LTIP award was comprised by value of 60% PSUs, 20% RSUs, and 20% NQSOs. The 2020 LTIP awards for the other named executive officers were comprised by value of 50% PSUs, 25% RSUs, and 25% NQSOs.

In establishing the 2020 LTIP grant values, the Compensation Committee reviewed the Peer Group LTIP compensation data. The grant value for Mr. Elisman’s 2020 LTIP award at target, as recommended by the Compensation Committee and approved by the Board of Directors, was at the median LTIP value at target of CEO positions at Peer Group companies. The grant value at target for the 2020 LTIP award for our other named executive officers, as a group, was generally aligned with the median LTIP values of comparable positions using the compensation data of the Peer Group and Aon Total Compensation Database.
The following is a description of the terms of the PSUs, RSUs and NQSOs granted in 2020:
Performance Stock Units (PSUs). The 2020-2022 PSUs are earned based on achieved performance over a three-year performance period ending December 31, 2022 against three financial performance measures as approved by the Compensation Committee, described in the chart below. The Compensation Committee, in consultation with management and Meridian, considered a variety of measures and performance goals when designing the 2020-2022 LTIP PSUs and determined that executive officers would be measured against the same three financial performance goals used since 2018. As with the AIP, the Compensation Committee also considered the number of incentive measures, with three measures determined as an appropriate number of measures to allow executive officers to focus attention on business initiatives that build and sustain foundational growth. While net sales is a financial performance measure that is in both the short- and long-term incentive plans, using this measure in both plans serves to highlight the focus on near-term and long-term sales growth, which is critical to the Company’s long-term success.
2020-2022 Three-Year Financial Performance Measures	Weight of Measure %	Definition	Rationale for Measure
ACCO Brands Cumulative Adjusted Earnings Per Share	50
Adjusted net income as reported by the Company, divided by the weighted average fully diluted outstanding shares of the Company’s common stock for the relevant year. Adjusted net income excludes restructuring expenses, transaction and integration costs, and other one-time and non-recurring items and is adjusted to an effective tax rate.
			Focuses executive officers on Company profitability aligned with stockholder returns.
ACCO Brands Cumulative Adjusted Free Cash Flow	30
Net cash provided by operations as reported in accordance with U.S. GAAP, plus cash proceeds from any sale of operating assets and cash payments related to any debt refinancing or business acquisition or disposition, less capital expenditures, and further adjusted to exclude any adverse cash consequences from tax assessments related to pre-acquisition transactions (including related interest payments, net of tax).
			Focuses executive officers on capital allocation priorities of dividend payments, acquisitions, debt reductions and share repurchases.
ACCO Brands Net Sales Growth	20
Sales growth as measured at the end of the three-year performance cycle compared to a baseline pro-forma at the beginning of the three-year performance cycle using constant currency exchange rates budgeted at the beginning of the three-year performance cycle.
			Focuses executive officers on sustained growth.

In setting the objectives, the Compensation Committee took into account the following for the three financial performance measures:
•
Cumulative Adjusted Earnings per Share - the target is based on the Company’s business plan as approved by the Board of Directors, with the three-year target reflecting 14% growth from the 2019 reported earnings per share.

•
Cumulative Adjusted Free Cash Flow - the target is based on the Company’s business plan as approved by the Board of Directors, with the target set at the midpoint of external guidance for year one and increased by $5 million in each of years two and three.

•
Net Sales Growth - sales growth is measured at the end of year three compared to a 2019 baseline using constant 2020 business plan foreign exchange rates, with a target three-year growth rate of just under 1%.

The 2020-2022 LTIP PSUs cliff-vest (subject to achieved performance) after completion of the three-year performance period, except as otherwise provided in the Incentive Plan or award agreements. The number of PSUs that may be earned for each financial performance measure ranges from 50% to 200% of target, with 0% for below threshold performance. Executive officers accrue dividend equivalents on unvested PSUs, which are subject to the underlying terms and conditions of each PSU award, and are not paid until the PSUs have been earned and vested. The number of PSUs that are earned and vested are settled in a like number of shares of common stock of the Company.
Restricted Stock Units (RSUs). The 2020 RSUs represent the right to receive shares of common stock of the Company, subject to the completion of a three-year service period (e.g., the RSUs cliff vest on the third anniversary of the grant date), except as otherwise provided in the Incentive Plan or award agreements. Executive officers accrue dividend equivalents on unvested RSUs, which are subject to the underlying terms and conditions of each RSU award, and are not paid until the RSUs have vested. Vested RSUs are settled for a like number of shares of common stock of the Company.
Non-Qualified Stock Options (NQSOs). The 2020 NQSOs represent the right to purchase shares of common stock of the Company at a fixed price (e.g., exercise price) over a fixed period (e.g., term). The 2020 NQSOs have an exercise price of $8.29, which represents the average of the high and low trading price of the Company’s stock on the NYSE on the grant date. The 2020 NQSOs have a ten-year term and vest in three equal tranches on each of the first three anniversaries of the grant date, except as otherwise provided in the Incentive Plan or award agreements.
2018-2020 LTIP PSUs Award Payout
The Compensation Committee did not adjust any of the financial performance objectives originally approved for the 2018-2020 LTIP PSU awards to reflect the impact of the COVID-19 pandemic on the Company’s financial performance results. As a result, none of the named executive officers received a payout on the 2018-2020 LTIP PSU awards due to performance not achieving threshold. Messrs. Elisman, Fenwick, Tedford, Monko and Buchenroth forfeited 158,534, 37,336, 45,952, 28,720, and 25,848 PSUs, respectively, and all accrued dividends on these underlying awards. The 2018-2020 LTIP PSU contained the following three ACCO Brands financial performance measures: cumulative adjusted earnings per share (50% weight with target performance of $4.60 per share), cumulative adjusted free cash flow (30% weight with target performance of $579.2 million), and net sales growth (20% weight with target performance of 9.18%).
Timing of Equity Grants
Annual equity awards are granted to executive officers and other eligible employees, and are typically granted during the first quarter of each year, unless circumstances arise that warrant establishing different dates. Off-cycle (non-annual) awards may be made if our CEO and the Compensation Committee deem it necessary for newly-promoted employees, strategic new hires, or in other special or unique circumstances. The award is determined by the CEO and the Compensation Committee in advance of the actual effective date of the grant. The effective date for an off-cycle award is the first business day of the month following a newly hired/promoted eligible employee’s effective date of hire or promotion, as the case may be.

Retirement Benefits
Defined Contribution - 401(k) - United States
All of the Company’s named executive officers (other than Mr. Monko) were participants in the Company’s U.S. tax-qualified 401(k) retirement savings plan during 2020. The Company’s 401(k) program matches employee contributions up to 6% of eligible plan compensation, with a total employer contribution of 6% (100% match on the first 6% of an employee’s contribution). These matching contributions apply to all participating employees, including our named executive officers (other than Mr. Monko). The Compensation Committee suspended the Company’s matching contribution in the second quarter of 2020 for the balance of 2020 for all employees, including the named executive officers, other than Mr. Monko. The Compensation Committee approved reinstating the Company’s matching contribution effective January 1, 2021.
Defined Benefit - Pension - United States and United Kingdom
The ACCO Brands Corporation Pension Plan for U.S. salaried and hourly employees (the “ACCO U.S. Pension”) was frozen in the first quarter of 2009. As a result, none of the executive officers that participate in the ACCO U.S. Pension have accrued any additional benefits under this plan since that time. The pension increase for Messrs. Elisman and Fenwick, who were in the ACCO U.S. Pension at the time the plan was frozen and who remain eligible for pension disbursements upon retirement, was due largely to a decrease in the discount rate assumptions. In addition, Mr. Fenwick is also entitled to a pension benefit under the ACCO United Kingdom Pension Plan (“ACCO U.K. Pension”) in which he participated until April 1, 2006. Mr. Fenwick was eligible to participate in the ACCO U.K. Pension based on his prior employment with the Company in Europe. The pension increase for Mr. Fenwick’s ACCO U.K. Pension was also largely attributable to a decrease in the discount rate assumptions for the ACCO U.K. Pension. For more information, see “2020 Summary Compensation Table” and “Pension Benefits.”
Retirement Plans - Poland
Defined Benefit - Mr. Monko is entitled to a pension benefit under the Company’s Polish broad-based defined benefit pension plan upon retirement on or after age 65. The plan provides for a one time lump sum payment in an amount equal to three times the employee’s monthly average base salary in effect over the last three months of his or her employment, subject to taxation. There are no service requirements or early retirement provisions for this benefit. Mr. Monko must be working for the Company at the time of his retirement in order to receive this benefit. For more information, see “2020 Summary Compensation Table” and “Pension Benefits.”
Defined Contribution - In November 2019, Mr. Monko became a participant in the Polish Private Employee Capital Plan, known as a PPK, which is a private long-term saving system established by the Polish government. For employees aged 55 to 70 participation in the program is voluntary, however matching retirement contributions by the employer are mandatory. Mr. Monko, whose age is above 55, voluntarily contributed to the PPK in 2020 and, in turn, received an obligatory employer contribution as well. The amount of benefits provided to Mr. Monko in the form of PPK employer contributions is included in the “All Other Compensation” column of the 2020 Summary Compensation Table and related footnotes.
Health and Other Benefits
The employee medical and welfare benefits provided to executive officers are offered through broad-based plans available to all employees in the given geography.
Perquisites
The Compensation Committee approved a limited number of low-cost perquisites for executive officers, which are either legacy in nature, or the perquisite is a common practice in a given geography. The costs to the Company and a description of personal benefits provided to our named executive officers are included in the “All Other Compensation” column of the 2020 Summary Compensation Table and related footnotes.

Executive Severance Plan
The Company does not provide individual employment contracts for executive officers, unless having an employment contract is a common practice in a given geography. All of the Company’s executive officers, including the named executive officers, currently participate in the Company’s ESP, which is administered by the Compensation Committee. Though Mr. Monko has an employment contract, which is governed by Polish law, his severance benefits are established by the ESP.
The ESP provides severance benefits to the Company’s executive officers and a limited number of other key executives in the event their employment is terminated either involuntarily at any time, or voluntarily for “good reason” within 6 months before or 24 months after a change-in-control. The ESP does not apply if the executive’s employment is terminated for cause or voluntarily (other than for “good reason” as a result of a change-in-control). The ESP is intended to help the Company attract and retain executives in a talent marketplace where such employment protections are commonly offered, including among our Peer Group.
Under the ESP, executives receive enhanced benefits if a termination of employment follows a change-in-control of the Company. The change-in-control cash severance benefits are “double-triggered,” meaning that both a change-in-control and an involuntary termination of employment or termination by the executive for “good reason” must occur to receive payment.
The ESP provides for benefit tiers, with tier one providing greater benefits than tier two, and tier two providing greater benefits than tier three. Mr. Elisman is in tier one and Messrs. Fenwick, Tedford, Monko and Buchenroth are in tier two. Management recommends ESP participants and their respective benefit tier to the Compensation Committee for its consideration and final approval. Below is a summary of severance benefits:
•
Involuntary Termination: 24 months of base salary and two years of target bonus for Mr. Elisman; 21 months of base salary and one year of target bonus for Messrs. Fenwick, Tedford, Monko and Buchenroth; 18 months of base salary and one year of target bonus for executive officers in tier three.

•
Change-in-Control Termination: 2.99 times base salary plus 2.99 times target bonus for the year of separation for Mr. Elisman; 2.25 times base salary plus 2.25 times target bonus for the year of separation for Messrs. Fenwick, Tedford, Monko and Buchenroth; 2 times base salary plus 2 times target bonus for the year of separation for executive officers in tier three. The executive would also receive a pro-rata annual bonus for the year of the executive’s termination up through and including the termination effective date calculated based upon actual performance as approved by the Compensation Committee.

•	Outplacement services in a value commensurate with the level of the position.
•
Amounts payable under the ESP are reduced by amounts payable to a named executive officer under any other severance plan applicable to the named executive officer or agreement that has been entered into between the Company and the named executive officer.

•
In accordance with Section 4999 of the Code, if the severance calculation is subject to an excise tax, the Company will calculate two severance payment alternatives and determine which alternative results in the highest net severance payment for each executive officer, commonly referred to as the best-net approach.

•	Medical and other welfare benefits continue for the named executive officer’s severance period on the same cost-sharing basis as if employment had not terminated.
For further details, see “Potential Payments upon Termination or Change-in-Control” and the related tables.

Executive Stock Ownership Guidelines
To further align executive officers’ interests with those of our stockholders, the Company maintains the following stock ownership guidelines (“Executive Ownership Guidelines”) which apply to all executive officers, as follows:
Title	Number of Shares	or a	Multiple of Base Salary	(whichever is lower)
Chief Executive Officer	500,000		6.0X
Chief Financial Officer and Presidents	125,000		3.0X
Other Executives	60,000		2.0X
Executive officers are generally expected to achieve their respective ownership goals within five years of becoming an officer. If an executive is promoted to a higher level requiring greater stock ownership, he or she has five years from the date of such promotion to achieve the new level. All executive officers attained or are on track to attain the requirements of the guidelines within the required time frame.
Shares counting towards ownership targets include shares held by the executive officer personally in both retirement and non-retirement accounts, shares beneficially owned through a trust, spouse and/or dependent child, unvested RSUs, and earned but not yet vested PSUs. Attainment is achieved at either the lower of a multiple of salary or a number of shares, which the Compensation Committee believes reduces the impact of stock price volatility.
Following the vesting of PSUs or RSUs, or the exercise of stock options, executive officers who have not yet met their applicable stock ownership goals (in number of shares or value) are expected to retain at least 50% of the net value of shares of stock received (e.g., the net value after deduction of the exercise price and all applicable tax and other required withholding). Subject to the Company’s insider-trading policy, an executive officer may reduce his or her share ownership so long as his or her ownership is maintained at or above the required ownership levels.
The Compensation Committee has the discretion to remedy any deficiency if ownership goals are not met on a timely basis. Remedies may include providing a portion of annual incentive awards in Company stock or similar actions. The Compensation Committee may also consider other factors, including general equity market conditions and the Company’s then-current stock price when determining the need for any remedies.
Prohibitions on Hedging, Pledging and Similar Transactions
Hedging and similar monetization transactions by directors and employees, including executive officers, that may offset or protect against decreases in the market price of our Company stock, can lead to a misalignment between the objectives of these individuals and the objectives of our stockholders. Similarly, stock pledges by directors and executive officers could detrimentally impact our stockholders if they are used as part of a hedging strategy or in the event of a forced sale of our stock, such as to meet a margin call. Accordingly, under our insider trading policy:
•
directors and employees, including our executive officers, are prohibited from engaging in any hedging transactions with respect to the Company stock they may own, including through prepaid variable forward contracts, equity swaps, collars and exchange funds;

•	directors and executive officers are prohibited from trading in puts, calls, exchange-traded options or similar securities involving our stock;
•	directors and employees, including executive officers, are prohibited from engaging in short sales of our stock; and
•
directors and executive officers are prohibited from holding our securities in margin accounts or otherwise pledging our securities as collateral for a loan, and all other employees must receive pre-clearance from the Company in order to do so.

Our insider trading policy does not provide for exceptions or waivers to these prohibitions.

Recoupment or Forfeiture of Incentive Payments Policy
The Company has a policy to “clawback” compensation paid or payable to executive officers in the event of a financial restatement. Under the policy, executive officers who receive any cash or equity incentive compensation payments may be required to forfeit or reimburse the Company for those payments, as the case may be, in the event that either:
•
the amount was based upon the achievement of financial results that were subsequently the subject of an accounting restatement required by the federal securities laws, and a lower amount would have been paid to the executive officer based on the restated amount, regardless of whether the executive officer was responsible for the restatement; or

•
the Board of Directors determines that the executive officer engaged in willful or intentional misconduct with respect to the performance of his or her duties, including but not limited to “cause” as defined in the ESP, misappropriation or misuse of corporate assets, opportunities or confidential information, breach of fiduciary duty owed to the Company, or violation of restrictive covenants.

In such circumstances the Company may seek to recover from the executive officer, either by repayment of cash or equity incentives already paid or cancellation or forfeiture of outstanding cash or equity incentive compensation awards not yet earned, either the amount by which his or her cash or equity incentive payments exceeded the lower payment that would have been made based on the restated financial results, or, in the case of willful or intentional misconduct, an amount equal to the value of any cash or equity incentive payments received during the three-year period prior to the executive’s termination of employment (or, if longer, the period during which the misconduct existed), or after the termination. The Board may waive or reduce an executive officer’s repayment obligation based upon hardship, the executive officer’s degree of culpability or responsibility, or such other factors as the Board deems appropriate.
Deductibility of Executive Compensation
The 2017 U.S. Tax Cuts and Jobs Act repealed the $1 million deduction exemption limit under Section 162(m) of the Code for performance-based compensation, effective for taxable years beginning after December 31, 2017. As a result, compensation paid to our covered executive officers (including performance-based compensation) in excess of $1 million is not deductible beginning with our 2018 fiscal year, unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
The Compensation and Human Capital Committee oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation and Human Capital Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement.
In reliance on the review and discussions referred to above, the Compensation and Human Capital Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and in this Proxy Statement.
Members of the Compensation and Human Capital Committee:
Pradeep Jotwani (Chairperson)
Thomas Kroeger
Graciela I. Monteagudo
Hans Michael Norkus
This Compensation and Human Capital Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION
2020 Summary Compensation Table
The table below provides information regarding the total compensation paid to or earned by each of our named executive officers for each of the fiscal years ended December 31, 2020, 2019, and 2018.
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non- Equity Incentive(5) ($)	Change in Pension Value(6) ($)	All Other Comp(7) ($)	Total ($)
Boris Elisman Chairman of the Board, President and Chief Executive Officer	2020	865,462	460,800	2,560,010	524,303	—	20,000	26,208	4,456,783
	2019	957,500	—	2,423,211	536,018	591,735	36,000	42,633	4,587,097
	2018	945,000	—	2,585,294	443,954	665,438	—	42,333	4,682,019
Neal V. Fenwick Executive Vice President and Chief Financial Officer	2020	558,106	167,200	637,509	174,086	—	1,228,650	29,634	2,795,185
	2019	554,559	—	600,009	176,963	199,919	1,031,100	52,002	2,614,552
	2018	542,385	—	673,961	156,831	146,250	—	47,389	1,566,816
Thomas W. Tedford Executive Vice President; President, ACCO Brands North America	2020	558,309	167,200	750,005	204,806	—	—	8,133	1,688,453
	2019	554,559	—	600,009	176,963	262,029	—	19,126	1,612,686
	2018	542,385	—	829,493	193,022	204,750	—	18,826	1,788,476
Cezary Monko Executive Vice President; President, ACCO Brands Europe, Middle East, Africa	2020	539,698	161,510	525,006	143,364	65,573	17,000	38,128	1,490,279
	2019	540,433	—	600,009	176,963	644,086	14,000	27,717	2,003,208
	2018	554,649	—	518,440	120,640	296,626	3,000	28,122	1,521,477
Patrick H. Buchenroth Executive Vice President; President, ACCO Brands International	2020	470,733	141,100	412,510	112,644	63,549	—	9,353	1,209,889
	2019	467,742	—	375,002	110,602	83,819	—	20,711	1,057,876
	2018	446,681	—	466,596	108,577	107,116	—	20,114	1,149,084
(1)
All of our executive officers, other than Mr. Monko, are paid bi-weekly; Mr. Monko is paid monthly. Mr. Elisman’s salary shown in column (c) is lower by $96,000 in 2020 than would otherwise have been paid, due to a 50% reduction in salary over five bi-weekly paychecks during the second quarter of 2020 as a result of the COVID-19 pandemic. Mr. Elisman was not reimbursed for this temporary pay reduction. Messrs. Fenwick, Tedford and Buchenroth had a 30% reduction in their salary over five bi-weekly paychecks during the second quarter of 2020, which was repaid in the fourth quarter of 2020. Mr. Monko’s salary shown in column (c) has been converted from Polish Zloty to U.S. dollars using the average conversion rate of 0.2775 for 2018, 0.2606 for 2019, and 0.2571 for 2020. Mr. Monko had a 30% reduction in compensation through a combination of base salary and forfeiture of other earned benefits, which was repaid in the fourth quarter of 2020. Though Mr. Monko’s 2019 and 2020 base salary earnings each reflect a lower amount than the prior year, this is due to the 2019 and 2020 average conversion rates being lower than the 2018 and 2019 average conversion rates, respectively. See”—Discussion and Analysis—Annual Compensation—Base Salaries” for further details.

(2)
Represents a discretionary cash bonus for each of the named executive officers in recognition of their swift and decisive actions to mitigate and manage the unprecedented challenges resulting from the COVID-19 pandemic on the Company’s business operations, as well as to recognize their success in continuing to drive the strategic transformation of the Company during 2020.

(3)
The amounts shown in column (e) reflect the grant date fair value of RSUs and PSUs granted in 2018, 2019, and 2020 determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to the Company’s audited financial statements for each year shown included in the Company’s Annual Reports on Form 10-K filed with the SEC. These awards are described in more detail in the footnotes to the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year End tables. The value of the PSUs included in the amounts shown reflects target payout levels, based on the probable outcome of the performance conditions, determined as of the grant date. The maximum value of the PSUs granted in each of 2018 and 2019 is 150% of the target award and the maximum value of the PSUs granted in 2020 is 200% of the target award. The maximum potential 2020 PSU LTIP award value for each of Messrs. Elisman, Fenwick, Tedford, Monko and Buchenroth is $3,840,011, $850,007, $1,000,006, $700,008, $550,008, respectively. The maximum potential 2019 PSU LTIP award value for each of Messrs. Elisman, Fenwick, Tedford, Monko, and Buchenroth is $2,726,106, $600,007, $600,007, $600,007, and $375,001, respectively. The maximum potential 2018 PSU LTIP award value for each of Messrs. Elisman, Fenwick, Tedford, Monko, and Buchenroth is $3,048,609, $717,972, $883,658, $552,285, and $497,057, respectively.

(4)
The amounts shown in column (f) reflect the grant date fair value for the fiscal year ended December 31 for each year shown that is attributable to NQSO grants determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to the Company’s audited financial statements for each year shown included in the Company’s Annual Reports on Form 10-K filed with the SEC.

(5)
The amounts shown in column (g) include: (i) AIP awards, if any, earned under our AIP by each of the named executive officers for each year shown, (ii) for 2019, a one-time EMEA Synergy Bonus for Mr. Monko totaling $509,410 U.S. dollar equivalent, and (iii) for 2018, amounts earned under the three-year 2016-2018 LTIP Performance Cash award opportunity. For 2020, Messrs. Elisman, Fenwick and Tedford did not earn an AIP award, and Messrs. Monko and. Buchenroth earned 16.2% and 18.0% of their target AIP opportunity, respectively. For 2019, each of Messrs. Elisman and Fenwick was paid 51.5% of their target AIP opportunity, and Messrs. Tedford, Monko and Buchenroth were paid 67.5%, 35.6%, and 25.6% of their target AIP opportunity, respectively. Mr. Monko’s 35.6% 2019 AIP award percentage is comprised of 25.6% representing the 2019 AIP financial performance measures, and 10.0% as a discretionary bonus which was provided to all active AIP eligible employees in EMEA to account for business decisions made by corporate management that impacted the EMEA business. For 2018, none of Messrs. Elisman, Fenwick, or Tedford earned an AIP award, and Messrs. Monko and Buchenroth were paid 76.4% and 9.0% of their target AIP opportunity, respectively. In addition, for 2018, each of the named executive officers (other than Mr. Monko) was paid 117.0% of their target three-year 2016-2018 LTIP Performance Cash award opportunity. For Mr. Monko, the values shown in column (g) were converted from Polish Zloty to U.S. dollars using the average conversion rate of 0.2775 for 2018, 0.2606 for 2019, and 0.2571 for 2020.
(6)
The amounts shown in column (h) represent the aggregate change (increase) in actuarial present value during each year shown for the named executive officer’s accumulated benefit, if any, provided under the ACCO U.S. Pension, ACCO U.K. Pension, and the Polish defined benefit retirement plan. None of the named executive officers earned any preferential amounts on their account balances. For 2020, the ACCO U.S. Pension value increased for Messrs. Elisman and Fenwick and the ACCO U.K. Pension value increased for Mr. Fenwick due to a decrease in the discount rate assumption, and for 2020, the Polish defined benefit retirement plan value increased for Mr. Monko due to an increase in his salary. For 2019, the ACCO U.S. Pension value increased for Messrs. Elisman and Fenwick and the ACCO U.K. Pension value increased for Mr. Fenwick due to a decrease in the discount rate assumption, and for 2019, the Polish defined benefit retirement plan value increased for Mr. Monko due to an increase in his salary. For 2018, the ACCO U.S. Pension value decreased by $9,000 and $6,000 for Messrs. Elisman and Fenwick, respectively, and the ACCO U.K. Pension value decreased by $488,361 for Mr. Fenwick due to an increase in the discount rate assumption, reflected as $0, and the Polish defined benefit retirement plan value increased for Mr. Monko due to an increase in his salary. For Messrs. Elisman and Fenwick, all such amounts fully-vested in prior years. Messrs. Tedford and Buchenroth were not eligible to participate in the ACCO U.S. Pension prior to the time it was frozen. See “Pension Benefits” for further details.

(7)	The following table provides details about each component of the “All Other Compensation” shown in column (i) for the fiscal year ended December 31, 2020:
Name	Automobile(a) ($)	Company Contributions to Defined Contribution Plans(b) ($)	Miscellaneous Perquisites(c) ($)	Total ($)
Mr. Elisman	13,992	5,919	6,297	26,208
Mr. Fenwick	13,992	5,919	9,723	29,634
Mr. Tedford	—	5,919	2,214	8,133
Mr. Monko	18,961	17,173	1,994	38,128
Mr. Buchenroth	—	5,919	3,434	9,353
(a)
Messrs. Elisman and Fenwick are provided an automobile allowance, subject to taxation. Mr. Monko is provided a company-leased vehicle, subject to taxation for any personal use, the value of which is reflected in U.S. dollars converted from Polish Zloty using the average conversion rate of 0.2571.

(b)
The amounts reflect the Company’s 2020 contribution to the U.S. tax-qualified 401(k) savings plan account for each of the named executive officers, other than Mr. Monko, whose amount represents the Company’s 2020 contribution to the Polish Private Employee Capital Plan, known as PPK. The amounts for each of Messrs. Elisman, Fenwick, Tedford and Buchenroth are lower than otherwise would have been contributed in 2020 as a result of the Compensation Committee approving a temporary suspension of the Company’s matching contribution in the second quarter of 2020 for the remainder of 2020. A full-year matching contribution amount would have been $17,100 for each of these named executive officers. The Company’s matching contribution resumed on January 1, 2021.

(c)
The amounts include the 2020 cost to the Company for premiums paid on excess long-term disability and/or group term life insurance in the amounts of $5,325, $5,501, $1,242, and $2,462 for each of Messrs. Elisman, Fenwick, Tedford, and Buchenroth, respectively. For Mr. Fenwick, the amount also includes $3,250 for income tax preparation fees. Mr. Monko’s amount of $1,994 represents the excess premium on personal and family medical coverage paid by the Company and is reflected in U.S. dollars converted from Polish Zloty using the 2020 average conversion rate of 0.2571.

Grants of Plan-Based Awards
The following table sets forth information concerning each grant of an award made to a named executive officer under the Company’s Incentive Plan during the fiscal year ended December 31, 2020.
Name	Grant Date of Awards	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Boris Elisman	03/04/20	588,000	1,176,000	2,352,000
	03/04/20				115,803	231,605	463,210				1,920,005
	03/04/20							77,202			640,005
	03/04/20								257,339	8.29	524,302
Neal V. Fenwick	03/04/20	213,164	426,328	852,656
	03/04/20				25,634	51,267	102,534				425,003
	03/04/20							25,634			212,506
	03/04/20								85,445	8.29	174,086
Thomas W. Tedford	03/04/20	214,209	428,418	856,836
	03/04/20				30,157	60,314	120,628				500,003
	03/04/20							30,157			250,002
	03/04/20								100,523	8.29	204,806
Cezary Monko	03/04/20	207,939	415,877	831,754
	03/04/20				21,110	42,220	84,440				350,004
	03/04/20							21,110			175,002
	03/04/20								70,366	8.29	143,364
Patrick H. Buchenroth	03/04/20	179,793	359,585	719,170
	03/04/20				16,587	33,173	66,346				275,004
	03/04/20							16,587			137,506
	03/04/20								55,288	8.29	112,644
(1)
The amounts shown represent the potential AIP earnings for 2020 at threshold, target and maximum performance. Threshold is 50% of target and maximum is 200% of target performance. The actual amounts earned for 2020 are included in column (g) of the 2020 Summary Compensation Table and further described in footnote 5 thereto. For Mr. Monko, the value has been converted from Polish Zloty to U.S. dollars using the 2020 average conversion rate of 0.2571.

(2)
The amounts shown represent the threshold, target and maximum number of PSUs that may be earned based on achievement of performance measures established at the commencement of the three-year performance period. Threshold is 50% of target and maximum is 200% of target performance.

(3)	The amounts shown represent RSUs which vest on the third anniversary of the grant date.
(4)	The amounts shown represent NQSOs which vest in three equal annual installments on each of the first three anniversaries of the grant date.
(5)	The exercise price per share of each NQSO is $8.29, which equals the average of the high and low sales price of a share of the Company’s common stock on the grant date of March 4, 2020.
(6)	The amounts shown represent the grant date fair value of each equity award determined in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding unexercised NQSOs and unvested RSUs and PSUs as of December 31, 2020 for each of the named executive officers.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested(2) ($)
Boris Elisman	—	257,339	8.29	3/4/2030
	74,460	148,918	9.04	3/6/2026
	78,688	39,344	12.82	3/7/2025
	115,033	—	12.75	3/8/2024
	278,514	—	7.51	3/4/2022
	94,944	—	6.12	3/5/2021
					77,202(3)	652,357	115,803(6)	978,535
					69,633(4)	588,399	115,318(7)	974,437
					43,127(5)	364,423
Neal V. Fenwick	—	85,445	8.29	3/4/2030
	24,583	49,164	9.04	3/6/2026
	27,796	13,900	12.82	3/7/2025
	39,216	—	12.75	3/8/2024
	66,313	—	7.51	3/4/2022
	81,110	—	6.12	3/5/2021
					25,634(3)	216,607	25,634(6)	216,607
					22,989(4)	194,257	25,381(7)	214,469
					15,235(5)	128,736
Thomas W. Tedford	—	100,523	8.29	3/4/2030
	24,583	49,164	9.04	3/6/2026
	34,212	17,106	12.82	3/7/2025
	52,288	—	12.75	3/8/2024
	92,838	—	7.51	3/4/2022
	6,260	—	6.12	3/5/2021
					30,157(3)	254,827	30,157(6)	254,827
					22,989(4)	194,257	25,381(7)	214,469
					18,751(5)	158,446
Cezary Monko	—	70,366	8.29	3/4/2030
	24,583	49,164	9.04	3/6/2026
	21,383	10,691	12.82	3/7/2025
	33,334	—	12.75	3/8/2024
					21,110(3)	178,380	21,110(6)	178,380
					22,989(4)	194,257	25,381(7)	214,469
					11,720(5)	99,034
Patrick H. Buchenroth	—	55,288	8.29	3/4/2030
	15,364	30,728	9.04	3/6/2026
	19,245	9,622	12.82	3/7/2025
	24,184	—	12.75	3/8/2024
					16,587(3)	140,160	16,587(6)	140,160
					14,368(4)	121,410	15,863(7)	134,042
					10,548(5)	89,131

(1)
NQSOs vest in three equal installments on each of the first three anniversaries of the grant date. The vesting of unexercisable NQSOs could accelerate or continue vesting under the following circumstances:

Event	Result
Retirement
For NQSOs granted prior to 2020, the award would vest pro-rata through the date of separation, provided the separation occurs at least one year after the grant date. For NQSOs granted in 2020, the award would continue to vest according to the original vesting schedule, provided the separation occurs at least one year after the grant date.

Death or Disability	Award would vest pro-rata through the date of separation.
Change-in-Control
Award is subject to double-trigger vesting as a result of the change-in-control and involuntary termination of employment (as defined in the award agreement). If award meets the definition of replacement award as defined in the award agreement, then no immediate vesting. If award does not meet the definition of replacement award, then the award becomes immediately exercisable.

(2)	The amounts shown reflect the market value as calculated based on the $8.45 closing price of the Company’s common stock on December 31, 2020.
(3)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company’s common stock on March 4, 2023, provided that the named executive officer is employed by the Company at such time. The vesting of these RSUs could accelerate or continue vesting under the following circumstances:

Event	Result
Involuntary Termination without Cause	Award would vest pro-rata through date of separation, provided separation occurs within 180 days prior to the vesting date.
Retirement	Award would continue to vest according to the original vesting schedule, provided the separation occurs at least one year after the grant date.
Death or Disability	Award would vest pro-rata through date of separation.
Change-in-Control
Award is subject to double-trigger vesting as a result of the change-in-control and involuntary termination of employment as defined in the award agreement. If award meets the definition of replacement award (as defined in the award agreement), then no immediate vesting. If award does not meet the definition of replacement award, award shall vest in full and shall be paid in cash or shares of stock in equivalent cash value as determined by the Compensation Committee.

(4)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company’s common stock on April 4, 2022, provided that the named executive officer is employed by the Company at such time. The vesting of these RSUs could accelerate under the following circumstances:

Event	Result
Involuntary Termination without Cause	Award would vest pro-rata through date of separation, provided separation occurs within 180 days prior to the vesting date.
Retirement	Award would vest pro-rata through date of separation, provided the separation occurs at least one year after the grant date.
Death or Disability	Award would vest pro-rata through date of separation.
Change-in-Control
Award is subject to double-trigger vesting as a result of the change-in-control and involuntary termination of employment as defined in the award agreement. If award meets the definition of replacement award (as defined in the award agreement), then no immediate vesting. If award does not meet the definition of replacement award, award shall vest in full and shall be paid in cash or shares of stock in equivalent cash value as determined by the Compensation Committee.

(5)
The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company’s common stock on March 7, 2021, provided that the named executive officer is employed by the Company at such time. The vesting of these RSUs could accelerate under the same conditions as described in footnote (4) above.

(6)
The amounts shown represent unearned and unvested PSUs for the 2020-2022 LTIP PSU award cycle at a threshold level of performance. The vesting of these unearned PSUs could accelerate under the following circumstances:

Event	Result
Involuntary Termination without Cause	Award would vest pro-rata at actual performance through the date of separation, provided the termination occurs after June 30 of the last year in the three-year performance period.
Retirement	Award would vest pro-rata through date of separation based upon actual performance, provided the separation occurs at least one year after the grant date.
Death or Disability	Award would vest pro-rata through the date of separation based upon target performance.
Change-in-Control
Award is subject to double-trigger vesting as a result of the change-in-control and involuntary termination of employment (as defined in the award agreement). If award meets the definition of replacement award (as defined in the award agreement), then no immediate vesting. If award does not meet the definition of replacement award, award shall vest in full at target or greater (if performance deemed above target by the Compensation Committee) and shall be paid in cash or shares of stock in equivalent cash value as determined by the Compensation Committee.

(7)
The amounts shown represent unearned and unvested PSUs for the 2019-2021 LTIP PSU award cycle at a threshold level of performance. The vesting of these unearned PSUs could accelerate under the same conditions as described in footnote (6) above.

2020 Option Exercises and Stock Vested
The following table sets forth the aggregate number of shares acquired and the dollar amounts realized by each of the named executive officers during the fiscal year ended December 31, 2020 from the vesting of RSUs and the exercise of NQSOs during 2020. The 2018-2020 LTIP PSUs were forfeited due to financial performance thresholds not being attained.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(2) ($)
Boris Elisman	200,000	505,342	43,523	332,951
Neal V. Fenwick	69,577	198,990	14,838	113,511
Thomas W. Tedford	—	—	19,784	151,348
Cezary Monko	—	—	12,613	96,489
Patrick H. Buchenroth	—	—	9,150	69,998
(1)
For Mr. Elisman, the value represents the difference between the strike price of $6.12 and $8.65, the fair market value of the Company’s common stock on December 22, 2020 when 200,000 NQSOs were exercised. For Mr. Fenwick, the value represents the difference between the exercise price of $7.64 and $10.50, the fair market value of the Company’s common stock on February 12, 2020 when 69,577 NQSOs were exercised.

(2)
Reflects the number of shares (including dividend equivalents) received by Messrs. Elisman, Fenwick, Tedford, Monko and Buchenroth, respectively, upon the vesting of RSUs on March 8, 2020. The realized value was based upon the fair market value of the Company’s common stock of $7.65 per share on the vesting date.

CEO PAY RATIO
Pursuant to the rules adopted by the SEC, we are required to disclose the ratio of the median of the annual total compensation of all our employees, other than our CEO, to the annual total compensation of our CEO, which we refer to as the “Pay Ratio.” The Pay Ratio is intended to be a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The table below reflects the Pay Ratio:
CEO Annual Total Compensation	$4,456,783
Median Employee Annual Total Compensation	$40,736
Pay Ratio of CEO to Median Employee Compensation	109:1
We undertook the following steps to estimate the median annual compensation of each of our employees and identify a median employee:
First, we determined our employee population as of October 1, 2020. On this date, without taking into account any adjustments, our employee population consisted of 6,276 employees, of which 1,903 were U.S. employees and 4,373 were non-U.S. employees. From this number, we excluded employees based upon the following approved SEC exception:
•
5% De Minimis Exception. We excluded a total of 311 employees comprising all of the employees from the following countries: Czech Republic (123 employees), Greece (3 employees), Hungary (7 employees), Malaysia (17 employees), Portugal (99 employees), Romania (6 employees), Russia (20 employees), and Turkey (36 employees). The excluded employees represent less than 5% of our total employee population.

This resulted in 5,965 employees from 30 countries considered for purposes of determining our median employee.
Second, for this employee population, we selected their 2020 base salary as our consistently-applied compensation measure. For a permanent employee, we used the hourly rate of pay and his or her regularly scheduled weekly hours of work to establish the annual salary. For a temporary employee, we used the hourly rate of pay and his or her regularly scheduled weekly hours of work measured as of October 1, 2020, and the anticipated number of weeks worked during 2020 to estimate an annual base salary. We then converted all foreign currency salaries to U.S. dollar equivalents using the closing market spot rates on October 1, 2020. From this calculation, we determined our representative median employee.
We then calculated the annual total compensation for the representative median employee using the same methodology we use for our named executive officers in the 2020 Summary Compensation Table in this Proxy Statement. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table in this Proxy Statement.
Our Pay Ratio has been calculated using selected assumptions, estimates and adjustments as permitted under Item 402(u) of Regulation S-K, and is a reasonable estimate calculated in a manner consistent with the Regulation. Other companies may use different methodologies, assumptions, estimates and adjustments, and therefore a comparison of our Pay Ratio to that of other companies will be limited in value.

PENSION BENEFITS
The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the fiscal year ended December 31, 2020 with respect to the ACCO U.S. Pension, the ACCO U.K. Pension, and the Polish retirement plan for each of the named executive officers.
Name	Plan Name	Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Boris Elisman	ACCO U.S. Pension	4	152,000	—
Neal V. Fenwick	ACCO U.K. Pension	22	7,677,359	—
	ACCO U.S. Pension	3	122,000	—
Thomas W. Tedford	N/A
Cezary Monko	Polish Retirement Pension	N/A	134,000	—
Patrick H. Buchenroth	N/A
(1)
Years of Credited Service for the ACCO U.S. Pension are shown through March 6, 2009, the date on which the ACCO U.S. Pension plan was frozen. Mr. Fenwick participated in the ACCO U.K. Pension until April 1, 2006. Vesting service, which determines vesting and eligibility for early retirement benefits, continues to grow. As of December 31, 2020, vesting service is 11.75 years greater (absent any break-in-service or termination) than credited service shown in the table above. Years of credited service are not applicable under the Polish Retirement Plan.

(2)
Amounts reported above as the actuarial present value of accumulated benefits under the ACCO U.S. Pension are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statements, and are assumed to be payable at age 65. Despite the plan being frozen, the value of the benefit changes due to the assumptions utilized in these calculations. For 2020, the present value of the accumulated pension benefit increased since the prior year is directly related to a decrease in the discount rate. The interest rate assumption is 2.59%. The mortality table assumption for the ACCO U.S. Pension is based upon the Aggregate PRI-2012 Mortality Table projected using the Projection Scale MP-2020. Amounts reported above as the actuarial present value of accumulated benefit for Mr. Fenwick under the ACCO U.K. Pension assumes an interest rate of 1.4%, an inflation rate of 3.0%, an exchange rate (as of December 31, 2020) of $1.3622 to one British Pound and utilizes the SAPS S2 Tables using CMI 2019 future improvements, subject to an underpin of 1.25% per annum. Amounts reported above as the actuarial present value of accumulated benefit for Mr. Monko under the Poland Statutory Retirement Obligation assumes an interest rate of 1.10%, a salary increase assumption (for projection purposes) of 3.0% per annum, and a Polish Zloty exchange rate on December 31, 2020 of $0.2688.

ACCO U.S. Pension
The ACCO U.S. Pension is a broad-based, tax-qualified defined benefit pension plan, which provides a monthly cash benefit upon retirement to eligible employees of the Company, including the participating named executive officers. Historically, eligible employees included all salaried and hourly paid employees (regularly scheduled to work at least twenty hours per week) of the Company, except leased employees, independent contractors, and employees accruing benefits under an affiliated company foreign pension plan. Employees must have completed one year of service to participate in the ACCO U.S. Pension and five years of service to vest in the benefit. The determination of benefits under the ACCO U.S. Pension is based upon years of credited service with the Company and its participating U.S. subsidiaries and the average of the highest five consecutive years of earnings within the last ten years of vesting service. “Eligible Earnings” include base pay and certain regularly occurring bonuses, but do not include amounts that have been deferred and, for years of credited service prior to 2002, annual bonuses. All benefit service and accruals for benefits under the ACCO U.S. Pension were frozen on March 6, 2009. As a result, no additional benefits will accrue from that date for any of the named executive officers unless action is taken to reinstate any such benefits.
Benefits under the ACCO U.S. Pension are calculated in the following manner: A participant’s benefit for credited service accrued prior to January 1, 2002 equals the product of (A) his years of credited service multiplied by (B) the sum of (i) 0.75% of Eligible Earnings up to the participant’s applicable Social Security-covered compensation amount, plus (ii) 1.25% of the participant’s final Eligible Earnings in excess of the participant’s applicable Social Security-covered compensation amount (up to a maximum of thirty years). The participant’s benefit for credited service accrued since January 1, 2002 equals the product of (C) his years of credited service multiplied by (D) 1.25% of the participant’s final average Eligible Earnings, except that for years of credited service since January 1, 2007, the annual benefit accrual rate is 1.00%

instead of 1.25%. As described above, Eligible Earnings and credited service will be determined as of March 6, 2009 unless subsequent action to reinstate benefit accruals is taken. Participants are fully vested in benefits after five years of service, with no vesting prior to that date. None of the named executive officers are entitled to additional credited service other than that which has been earned during employment.
Several forms of benefit payments are available under the ACCO U.S. Pension. The regular form of payment under the ACCO U.S. Pension is a single life annuity for single participants and a qualified joint and survivor annuity for married participants. Optional forms of payment include 5 and 10-year period certain and life annuity options, 50%, 75% and 100% joint and contingent beneficiary options, and a Social Security benefit adjustment option. The payout option must be elected by the participant before benefit payments commence. For a participant who is no longer an active employee of the Company, an automatic lump-sum distribution of benefits occurs if his or her pension value is less than or equal to $1,000, and in 2015, the Company established an automatic lump-sum rollover feature if his or her pension value is greater than $1,000 but less than or equal to $5,000. Each option available under the ACCO U.S. Pension is actuarially equivalent.
Normal retirement benefits commence at age 65. Under the ACCO U.S. Pension, early retirement benefit payments are available in a reduced amount to participants upon attainment of age 55 and completion of at least five years of vesting service. For vesting purposes, the ACCO U.S. Pension recognizes prior service with Fortune Brands, Inc. and other companies previously related to the Company for periods before the spin-off of the Company from Fortune Brands, Inc. on August 16, 2005.
ACCO U.K. Pension
Mr. Fenwick is also entitled to a pension benefit under the ACCO U.K. Pension in which he participated until April 1, 2006. The ACCO U.K. Pension is a broad-based, defined benefit pension plan which provides a benefit upon retirement to eligible employees of ACCO U.K. Limited and certain other European subsidiaries of the Company. Mr. Fenwick was eligible to participate in the ACCO U.K. Pension based on his prior European employment with the Company. Benefits are payable upon retirement at or after age 62 with twenty years of credited service, as a single life annuity, in an amount equal to two-thirds (2/3) of Mr. Fenwick’s final Pensionable Earnings while a participant in this plan. Under the ACCO U.K. Pension, early retirement benefit payments are available in an actuarially reduced amount to participants upon attainment of age 55. The reduction is 5% per year if retiring before age 62. Pensionable Earnings are defined as Mr. Fenwick’s base salary for the preceding full year prior to April 1, 2006 together with the average annual bonus paid for the preceding three years. Benefits under this plan are based on the higher of (1) Pensionable Earnings for the full year immediately prior to April 1, 2006, or (2) the average of any three consecutive years of Pensionable Earnings in the last ten years prior thereto. Mr. Fenwick is fully vested in this benefit.
Polish Retirement Plans
Defined Benefit - Mr. Monko is entitled to a pension benefit under the Company’s Polish broad-based defined benefit pension plan upon retirement on or after age 65. The plan provides for a one time lump sum payment in an amount equal to three times the employee’s monthly average base salary in effect over the last three months of his or her employment, subject to taxation. There are no service requirements or early retirement provisions for this benefit. Mr. Monko must be working for the Company at the time of his retirement in order to receive this benefit. For more information, see “2020 Summary Compensation Table”.
Defined Contribution - In November 2019, Mr. Monko became a participant in the Polish Private Employee Capital Plan, known as a PPK, which is a private long-term saving system established by the Polish government. For employees aged 55-70, participation in the program is voluntary, however matching retirement contributions by the employer are mandatory. Mr. Monko, whose age is above 55 voluntarily contributed to the PPK and, in turn, received an obligatory employer contribution as well. The amount of benefits provided to Mr. Monko in the form of PPK employer contributions is included in the “All Other Compensation” column of the 2020 Summary Compensation Table and related footnotes.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The Company does not have written employment agreements with its executive officers, including the named executive officers, unless it is common practice to provide an individual employment contract, such as in select international markets where we have executive officers. Only Mr. Monko, whose employment is based in Poland, has an employment contract. All of our executive officers, including all of our named executive officers, were covered by the Company’s ESP at December 31, 2020 and continue to be so covered as of the date of this Proxy Statement.
The Company’s ESP in effect as of December 31, 2020 provides the named executive officers the following payments and benefits upon (i) an involuntary termination without “cause,” (ii) voluntary termination for “good reason” or (iii) involuntary termination without “cause” within 6 months before or 24 months after a change-in-control as defined in the ESP, the values of which are summarized in tables set forth below:
•
Involuntary Termination: 24 months of base salary and two years of target bonus for Mr. Elisman; 21 months of base salary and one year of target bonus for Messrs. Fenwick, Tedford, Monko and Buchenroth; 18 months of base salary and one year of target bonus for all other executive officers.

•
Change-in-Control Termination: 2.99 times base salary plus 2.99 times target bonus for the year of separation for Mr. Elisman; 2.25 times base salary plus 2.25 times target bonus for the year of separation for Messrs. Fenwick, Tedford, Monko and Buchenroth; 2 times base salary plus 2 times target bonus for the year of separation for all other executive officers. The executive would also receive a pro-rata annual bonus for the year of the executive’s termination up through and including the termination effective date calculated based upon actual performance as approved by the Compensation Committee.

•	Outplacement services in a value commensurate with the level of the position.
•
Any amounts payable under the ESP are reduced by amounts payable to a named executive officer under any other severance plan applicable to the named executive officer or agreement that has been entered into between the Company and the named executive officer.

In accordance with Section 4999 of the Code, if the severance calculation is subject to an excise tax, the Company will calculate two severance payment alternatives and determine which alternative results in the highest net amount of severance payment for each executive officer, commonly referred to as the best-net approach. Either the aggregate of all severance payments for an executive officer will be paid as calculated and subject to regular payroll income tax and excise tax, or the aggregate of all severance payments for an executive officer shall be reduced prior to payment to a gross amount that results in the largest net amount for that executive officer so as to remain subject to regular payroll income tax but not subject to excise tax. Mr. Monko is not subject to Section 4999 of the Code.
Medical and other welfare benefits continue for the named executive officer’s severance period on the same cost-sharing basis as if employment had not terminated. No severance or change-in-control payments would be made until the named executive officer executes a release waiving any and all claims the executive may have against the Company. No benefits would be provided to a named executive officer if a termination was for “cause” or voluntary (other than in the case of a retirement) except where required by law or at the discretion of the Board of Directors. In addition, certain equity grants awarded to the named executive officers may accelerate upon death, disability, retirement, termination without cause and in the event of a change-in-control as defined in the Incentive Plan. For additional details, see the Outstanding Equity Awards at Fiscal Year-End table and related footnotes.
The tables below reflect the estimated payments and other benefit amounts that would have been received by each named executive officer or his estate on December 31, 2020, under the following circumstances:
•	a change-in-control without termination of employment;
•	termination of employment by the executive officer for retirement;
•	termination of employment by the Company without cause;
•	following (or in certain circumstances preceding) a change-in-control, a termination of employment by the Company without “cause” or by the executive officer for “good reason”; or
•	termination of employment as a result of death or disability.

In preparing the tables, it is assumed that each of the named executive officers has no earned but unpaid salary or accrued and unused vacation benefits at the time of his termination and that the values reflect compensation in addition to what he would have earned had the described event not occurred. The notes accompanying these tables appear at the end of this section. Messrs. Elisman, Fenwick and Monko are retirement eligible.
Boris Elisman
	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without Cause ($)	Termination by the Company without Cause or by the Executive for “Good Reason” Following a Change in Control ($)	Death ($)	Disability ($)
Payments and Benefits Compensation:
Cash Severance(1)	—	—	4,312,000	6,446,440	—	—
Annual Incentive(1)	—	—	—	1,176,000	—	—
Benefits:
Continuation of Benefits(2)	—	—	33,296	49,777	—	—
Outplacement Services	—	—	60,000	60,000	—	—
Additional 401(k) Plan Contributions(3)	—	—	—	51,129	—	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(7)	41,174	—	—	41,174	11,393	11,393
Value of Restricted Stock Units(5)(7)	4,110,973	1,381,442	1,381,442	4,110,973	2,061,045	2,061,045
Value of Performance Stock Units(6)(7)	1,702,712	738,768	738,768	1,702,712	926,824	926,824
Change-in-Control Compensation Reduction(8)	—			—
Total	5,854,859	2,120,210	6,525,506	13,638,205	2,999,262	2,999,262
See accompanying notes at the end of this section.

Neal V. Fenwick
	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without Cause ($)	Termination by the Company without Cause or by the Executive for “Good Reason” Following a Change in Control ($)	Death ($)	Disability ($)
Payments and Benefits Compensation:
Cash Severance(1)	—	—	1,421,093	2,238,221	—	—
Annual Incentive(1)	—	—	—	426,328	—	—
Benefits:
Continuation of Benefits(2)	—	—	21,459	27,590	—	—
Outplacement Services	—	—	30,000	30,000	—	—
Additional 401(k) Plan Contributions(3)	—	—	—	38,475	—	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(7)	13,671	—	—	13,671	3,783	3,783
Value of Restricted Stock Units(5)(7)	907,378	304,051	304,051	907,378	454,485	454,485
Value of Performance Stock Units(6)(7)	572,616	252,551	252,551	572,616	314,993	314,993
Change-in-Control Compensation Reduction (8)	—			—
Total	1,493,665	556,602	2,029,154	4,254,279	773,261	773,261
See accompanying notes at the end of this section.

Thomas W. Tedford
	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without Cause ($)	Termination by the Company without Cause or by the Executive for “Good Reason” Following a Change in Control ($)	Death ($)	Disability ($)
Payments and Benefits Compensation:
Cash Severance(1)	—	—	1,428,060	2,249,195	—	—
Annual Incentive(1)	—	—	—	428,418	—	—
Benefits:
Continuation of Benefits(2)	—	—	28,495	36,636	—	—
Outplacement Services	—	—	30,000	30,000	—	—
Additional Poland PPK Contributions(3)	—	—	—	38,475	—	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(7)	16,084	—	—	16,084	4,451	4,451
Value of Restricted Stock Units(5)(7)	987,018	—	—	987,018	481,031	481,031
Value of Performance Stock Units(6)(7)	644,837	—	—	644,837	356,522	356,522
Change-in-Control Compensation Reduction (8)	—			—
Total	1,647,939	—	1,486,555	4,430,663	842,004	842,004
See accompanying notes at the end of this section.

Cezary Monko
	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without Cause ($)	Termination by the Company without Cause or by the Executive for “Good Reason” Following a Change in Control ($)	Death ($)	Disability ($)
Payments and Benefits Compensation:
Cash Severance(1)	—	—	1,449,353	2,282,731	—	—
Annual Incentive(1)	—	—	—	434,806	—	—
Benefits:
Continuation of Benefits(2)	—	—	3,649	4,691	289,871	144,935
Outplacement Services	—	—	30,000	30,000	—	—
Additional 401(k) Plan Contributions(3)	—	—	—	40,397	—	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(7)	11,259	—	—	11,259	3,115	3,115
Value of Restricted Stock Units(5)(7)	827,737	304,051	304,051	827,737	427,938	427,938
Value of Performance Stock Units(6)(7)	500,395	222,049	222,049	500,395	273,470	273,470
Change-in-Control Compensation Reduction (8)	—			—
Total	1,339,391	526,100	2,009,102	4,132,016	994,394	849,458
See accompanying notes at the end of this section. Mr. Monko’s employment contract contains a six-month notice provision prior to termination of employment. The table above assumes notice was provided on June 30, 2020 resulting in termination on December 31, 2020. Mr. Monko’s LTIP values are quoted in U.S. dollars; all other values were converted from Polish Zloty to U.S. dollars using the 2020 year-end conversion rate of 0.2688.
See accompanying notes at the end of this section.

Patrick H. Buchenroth
	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without Cause ($)	Termination by the Company without Cause or by the Executive for “Good Reason” Following a Change in Control ($)	Death ($)	Disability ($)
Payments and Benefits Compensation:
Cash Severance(1)	—	—	1,198,615	1,887,819	—	—
Annual Incentive(1)	—	—	—	359,585	—	—
Benefits:
Continuation of Benefits(2)	—	—	29134	37458	—	—
Outplacement Services	—	—	30,000	30,000	—	—
Additional 401(k) Plan Contributions(3)	—	—	—	38,475	—	—
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)(7)	8,846	—	—	8,846	2,448	2,448
Value of Restricted Stock Units(5)(7)	577,066	—	—	577,066	287,370	287,370
Value of Performance Stock Units(6)(7)	372,321	—	—	372,321	207,153	207,153
Change-in-Control Compensation Reduction (8)	—			(232,118)
Total	958,233	—	1,257,749	3,079,452	496,971	496,971
Notes to Potential Payments Upon Termination or Change-in-Control Tables
(1)	Represents 2020 base salary and annual incentive opportunity at target performance, calculated according to the terms of the ESP.
(2)
Represents the approximate value of the employer subsidy to broad-based health and welfare employee benefit plans for the named executive officer’s benefit during the severance period. For Mr. Monko, the Company’s disability policy for employees in Poland provides for a one time lump sum payment from the Company in an amount equal to three times the employee’s monthly average base salary in effect over the last three months of his or her employment, subject to taxation. Polish law also requires, in the event of termination of employment as a result of death, for the Company to make a one-time lump sum payment in an amount equal to six-times the employee’s monthly average base salary in effect over the last six months of his or her employment, subject to taxation.

(3)
Represents the maximum annual Company contribution to each named executive officer’s account, except for Mr. Monko, under the Company’s 401(k) Plan during the severance period. For Mr. Monko, the amount represents the maximum annual Company contribution to his Poland PPK retirement.

(4)
Reflects the excess of the fair market value as of December 31, 2020 of the underlying shares over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event. The amounts shown reflect the value as calculated based on the $8.45 closing price of the Company’s common stock on December 31, 2020.

(5)
Reflects the fair market value as of December 31, 2020 of the shares underlying all unvested RSUs which vest in connection with the specified event. The amounts shown reflect the value as calculated based on the $8.45 closing price of the Company’s common stock on December 31, 2020.

See accompanying notes at the end of this section.

(6)
Reflects the unvested fair market value as of December 31, 2020 of the shares underlying unvested PSUs which would vest in connection with the specified event. This value does not include the 2018-2020 LTIP PSU award which vested on December 31, 2020. The amounts shown reflect the value as calculated based on the $8.45 closing price of the Company’s common stock on December 31, 2020.

(7)
For RSUs, PSUs and NQSOs granted in 2016 and thereafter, in the event of a change-in-control without termination, if the award is replaced with an award of the same or greater value and with the same or not less favorable terms and conditions, the award is subject to double-trigger vesting. If the RSU or PSU award is not replaced, the award shall vest in full at target performance or greater and is paid out in cash or shares of stock of equivalent cash value. If the NQSO is not replaced, it shall become immediately exercisable. The value in the table assumes the awards are not replaced upon a change-in-control and reflect the full vesting of the award, with the PSU awards vesting at target performance.

(8)
Upon a change-in-control of the Company, the named executive officer may be subject to a reduction in compensation as a result of excise tax calculations under the best-net severance approach pursuant to Section 4999 of the Code, as described above. Mr. Monko is not subject to Section 4999 of the Code.

See accompanying notes at the end of this section.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proxy Item 3)
We are providing our stockholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers, as required under Section 14A of the Exchange Act. The proposal, commonly known as a “Say-on-Pay” proposal, is designed to give our stockholders the opportunity to endorse or not endorse our executive compensation program through the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders, including in the Compensation Discussion and Analysis, the executive compensation tables and other related disclosures contained therein.”
As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate highly skilled executive officers, link pay to performance, and build sustainable value for our stockholders. When you cast your vote, we urge you to consider the description of our executive compensation program contained in this Proxy Statement, including under the heading “Compensation Discussion and Analysis” and the accompanying executive compensation tables and related footnotes.
Because your vote is advisory, it will not be binding upon our Board of Directors, it will not overrule any decision by the Board of Directors and it will not create or imply any additional fiduciary duties on the Board of Directors or any member thereof. However, the Compensation Committee and our Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors recommends that you vote FOR Proxy Item 3.
In keeping with the preference expressed by our stockholders at our 2017 Annual Meeting of Stockholders, we will continue to hold the advisory say-on-pay vote annually until the next required stockholder vote on the frequency of holding the say-on-pay vote, which will occur not later than the 2023 Annual Meeting of Stockholders.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholders interested in submitting a proposal for inclusion in our proxy statement for the 2022 annual meeting must follow the procedures and meet the other requirements outlined in Rule 14a-8 of the Exchange Act, and we must receive such proposal at our principal executive offices on or before December 2, 2021. Article II of our By-Laws requires that we be given advance written notice of director nominations and other matters that an eligible stockholder wishes to present for action at an annual meeting other than those included in our proxy statement pursuant to Rule 14a-8. To be timely, our Corporate Secretary must receive such notice at our principal executive offices not earlier than the close of business on January 18, 2022 and not later than the close of business on February 17, 2022. Any such notice and accompanying proposal or director nomination also must be in proper form and meet the detailed disclosure and other requirements specified in Article II of our By-Laws.
Any proposals, notices or nominations must be sent to the Office of the Corporate Secretary, ACCO Brands Corporation, Four Corporate Drive, Lake Zurich, Illinois 60047. A copy of our By-laws is available upon written request to the Corporate Secretary at the address noted above, or may be accessed under the Investor Relations section of our website, www.accobrands.com. Additionally, a copy of our By-laws, which we included as an exhibit to our Current Report on Form 8-K filed with the SEC on December 14, 2015, can be accessed through the SEC’s website at www.sec.gov.

MISCELLANEOUS
Cost of Soliciting Proxies
The Company will bear the expense of soliciting proxies for this meeting, including mailing costs of the Notice, except for some costs associated with individual stockholders’ use of the Internet or telephone. In addition to solicitation by mail, directors, officers and other employees may also solicit proxies personally or by telephone or other means of electronic communication but will not receive specific compensation for any such solicitation. We may reimburse brokerage firms and others holding stock in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to principals and beneficial owners.
In addition to mailing copies of the Notice and mailing or making available the related proxy materials to stockholders, we will request that persons who hold stock in their names or custody, or in the name of nominees, for the benefit of others, forward copies of these materials to the beneficial owners of our stock, and request the authority to execute the proxies. Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Your prompt response is greatly appreciated.
Multiple Stockholders Having the Same Address
We are sending only one Notice of Internet Availability of Proxy Materials or one Proxy Statement and Annual Report to the address of multiple stockholders unless we have received contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, saving paper and reducing printing costs. Any stockholder residing at such an address who would like to receive an individual copy of the materials, or who is receiving multiple copies of our Proxy Statement and Annual Report and would prefer to receive a single copy in the future, you can notify us by sending a written request to ACCO Brands Corporation, c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling Broadridge at 1-866-540-7095, and we will promptly deliver additional materials as requested.
Other Matters
The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the meeting, the people named in the accompanying proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.
April 1, 2021	By order of the Board of Directors

Pamela R. Schneider
Senior Vice President, General Counsel
and Corporate Secretary

Financial and Other Information
The Company has made available to you its Annual Report, which can be accessed by following the instructions contained in the Notice of Internet Availability of Proxy Materials. The Annual Report contains the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The Company’s Annual Report on Form 10-K for the year ended December 31, 2020 can also be accessed online at the Investor Relations section of the Company’s website at www.accobrands.com. The Annual Report and Proxy Statement are also available without charge by request made in writing to Ms. Christine Hanneman, Sr. Director, Investor Relations at ACCO Brands Corporation, Four Corporate Drive, Lake Zurich, IL 60047 or by telephone at (847) 796-4320. Additionally, the Company’s Audit Committee Charter, Compensation and Human Capital Committee Charter, Corporate Governance and Nominating Committee Charter, Finance and Planning Committee Charter, Executive Committee Charter, Code of Conduct and Corporate Governance Principles are available without charge at the Investor Relations section of the Company’s website at www.accobrands.com or in print upon request by any stockholder to Ms. Hanneman at the address noted above.

ACCO BRANDS

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 17, 2021 for shares held directly and by 11:59 P.M. Eastern Time on May 13, 2021 for shares held in the 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ACCO2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 17, 2021 for shares held directly and by 11:59 P.M. Eastern Time on May 13, 2021 for shares held in the 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D44873-P47825-Z78784

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACCO BRANDS CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. James A. Buzzard	☐	☐	☐
1b. Kathleen S. Dvorak	☐	☐	☐
1c. Boris Elisman	☐	☐	☐
1d. Pradeep Jotwani	☐	☐	☐
1e. Robert J. Keller	☐	☐	☐
1f. Thomas Kroeger	☐	☐	☐
1g. Ron Lombardi	☐	☐	☐
1h. Graciela I. Monteagudo	☐	☐	☐
1i. E. Mark Rajkowski	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021.	☐	☐	☐
3. The approval, by non-binding advisory vote, of the compensation of our named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D44874-P47825-Z78784

ACCO BRANDS CORPORATION
Annual Meeting of Stockholders
May 18, 2021 9:30 AM, CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint Neal V. Fenwick, James M. Dudek, Jr. and Pamela R. Schneider, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ACCO Brands Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, CDT on May 18, 2021, via live webcast at www.virtualshareholdermeeting.com/ACCO2021.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE BUT THIS CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side